Agreement and Plan of Merger

by and Among

SonicWALL, Inc.,

Avalon Acquisition Corp.,

and

Aventail Corporation

Agreement and Plan of Merger

This Agreement and Plan of Merger (this “Agreement”) is entered into as of June 12, 2007 (the “Agreement Date”) by and among SonicWALL, Inc., a California corporation (“Acquirer”), Avalon Acquisition Corp., a Washington corporation and a wholly owned subsidiary of Acquirer (“Sub”) and  Aventail Corporation, a Washington corporation (“Company”).

Recitals

A.           The parties intend that, subject to the terms and conditions hereinafter set forth, Sub will merge with and into Company (the “Merger”), with Company to be the surviving corporation of the Merger, all pursuant to the terms and conditions of this Agreement, the Articles of Merger, the Plan of Merger and the applicable provisions of the laws of the State of Washington.

B.           The Company’s Board of Directors has determined that the Merger is in the best interests of Company and its shareholders, has approved and declared advisable this Agreement and, accordingly, has agreed to effect the Merger provided for herein upon the terms and conditions of this Agreement.

Agreement

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

1.1  As used herein, the following terms will have the meanings set forth below:

“2007 Equity Incentive Plan” means the Company 2007 Equity Incentive Plan to be approved by the Company’s Board of Directors and Company Shareholders.

“Acquirer Ancillary Agreements” means all agreements (other than this Agreement) and documents to which Acquirer is or will be a party that are required to be executed pursuant to this Agreement.

“Acquirer Common Stock” means the Common Stock (no par value) of Acquirer.

“Acquirer Options” means options to purchase shares of Acquirer Common Stock.

“Acquirer Stock Price” means the average of the closing sale prices of Acquirer Common Stock as quoted on the Nasdaq Stock Market for the 10 consecutive trading days ending with the trading day that is 3 trading days prior to the Closing Date.

“Acquisition Proposal” means any agreement, offer, proposal or bona fide indication of interest by a Person (other than Acquirer) or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest relating to or involving:  (a) any acquisition or purchase of Company Capital Stock or Company Rights from Company or any of its Subsidiaries or from the Company Shareholders by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) representing 10% or more of the voting interest in the total outstanding voting securities of Company or any of its Subsidiaries; (b) any tender offer or exchange offer that, if consummated, would result in any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning Company Capital Stock or Company Rights representing 10% or more of the voting interest in the total outstanding voting securities of Company or any of its Subsidiaries; (c) any merger, consolidation, business combination or similar transaction involving Company or any of its Subsidiaries; (d) any sale, lease, mortgage, pledge, exchange, transfer, license, acquisition or disposition of 10% or more of the assets of Company or any of its Subsidiaries in any single transaction or series of related transactions; (e) any sale, lease, exchange, transfer, license or disposition to a Person of all or a significant portion of the Company Business; or (f) any liquidation, dissolution, recapitalization or other significant corporate reorganization of Company or any of its Subsidiaries or any extraordinary dividend (whether of cash or other property).  Notwithstanding the foregoing, the Company shall be able to sell or license its Company Products and Services in the ordinary course of business consistent with past practice.

“Affiliate” means an “affiliate” within the meaning of Rule 144 or Rule 405 promulgated under the Securities Act.

“Applicable Laws” means all foreign, federal, state, local, municipal or other laws, statutes, constitutions, principles of common law, resolutions, ordinances, codes, edicts, decrees, regulations, rules and other provisions having the force or effect of law, and all judicial and administrative orders, writs, injunctions, awards, judgments, decrees and determinations, applicable to a specified Person or to such Person’s assets, properties or business.

“Articles of Merger” shall mean the Articles of Merger to be filed with the Secretary of State of the State of Washington at the Effective Time and as set forth on Exhibit C-2, attached hereto.

“business day” means a day (a) other than Saturday or Sunday and (b) on which commercial banks are open for business in Seattle, Washington.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Ancillary Agreements” means all agreements (other than this Agreement) and documents to which Company is or will be a party that are required to be executed pursuant to this Agreement.

“Company Business” means the business of Company being conducted and as proposed to be conducted as of the Agreement Date.

“Company Capital Stock” means the outstanding shares of Company Common Stock and Company Preferred Stock.

“Company Common Stock” means the Common Stock, par value $0.0001 per share, of Company.

“Company Common Shareholders” means the record holders of issued and outstanding shares of Company Common Stock.

“Company IP Rights” means any and all Intellectual Property used in the conduct of the Company Business.

“Company Options” means an option to purchase shares of Company Common Stock and shall, for all purposes hereof, exclude New Company Options.

“Company Option Plans” means the Company 1996 Equity Incentive Plan, 2006 Equity Incentive Plan and the 2007 Equity Incentive Plan.

“Company-Owned IP Rights” means Company IP Rights that are owned or are purportedly owned by or are exclusively licensed to the Company or any of its Subsidiaries.

“Company Preferred Stock” means the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock.

“Company Preferred Shareholders” means the record holders of issued and outstanding shares of Company Preferred Stock.

“Company Products and Services” means all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of Company or any of its Subsidiaries and all products or services currently under development by Company or any of its Subsidiaries.

“Company Registered Intellectual Property” means all United States, international and foreign:  (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications or other registrations or applications related to trademarks; (iii) registered Internet domain names; (iv) registered copyrights and applications for copyright registration; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with or recorded by any Governmental Authority owned by, registered or filed in the name of Company or any of its Subsidiaries.

“Company Rights” means all stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase or otherwise acquire any shares of Company Capital Stock or any securities or debt convertible into or exchangeable for shares of Company Capital Stock or obligating Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or agreement.

“Company Securityholders” means the Company Shareholders and the holders of Company Options and Company Warrants.

“Company Source Code” means, collectively, any software source code or, any material portion or aspect of software source code or any material proprietary information or algorithm contained in or relating to any software source code, of any Company-Owned IP Rights or Company Products and Services.

“Company Shareholders” means the Company Common Shareholders and the Company Preferred Shareholders.

“Company Warrant” means a warrant to purchase shares of Company Common Stock or Company Preferred Stock.

“Continuing Employees” means the Offerees (as defined in Section 5.10) who execute the Offeree Documents (as defined in Section 5.10) and remain employees of the Surviving Corporation or any of its Subsidiaries or become employees of Acquirer or any of its Subsidiaries following the Effective Time.

“Contract” means any written or oral legally binding and currently executory contract, agreement, arrangement, commitment, undertaking, instrument, permit, mortgage, license, sublicense, letter of intent, quotation, statement of work, contract order or purchase order.

“Defense Amount” shall mean $300,000 of the Total Merger Consideration.

“Dissenting Shares” shall mean any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights shall have been perfected in accordance with Chapter 23B.13 of Washington Law in connection with the Merger.

“Effective Time” means the date and time on which the Merger first becomes legally effective under Washington Law as a result of the filing with the office of the Secretary of State of the State of Washington of the Articles of Merger and the Plan of Merger, in accordance with the relevant provisions of Washington Law.

“Employee Plan” means (i) any plan, program, policy, practice or Contract providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, which is or has been maintained, contributed to or required to be contributed to by Company or any of its ERISA Affiliates (including those provided, if applicable, through a human resources and benefits outsourcing entity, professional employer organization, or other such provider) for the benefit of any current or former employee, director or consultant of Company or any of its ERISA Affiliates or with respect to which Company, its Subsidiaries or any of its ERISA Affiliates has or may have any Liability and (ii) any International Employee Plan.

“Employee Retention Bonus Program” means that certain bonus program for key employees of the Company, subject to the terms and conditions of the form of retention agreement (the “Retention Agreement”), as approved by the Company’s Board of Directors on August 4, 2006.

“Employee Retention Bonus Program Amount” means $1,000,000, in the aggregate.

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership or right to use, restriction or other encumbrance of any kind in respect of such asset (including any restriction on (a) the voting of any security or the transfer of any security or other asset, (b) the receipt of any income derived from any asset, (c) the use of any asset, and (d) the possession, exercise or transfer of any other attribute of ownership of any asset), in each case (i) except as arising under applicable federal or state securities laws, (ii) except as reflected in the Balance Sheet, and (iii) except for liens for Taxes not yet due and payable.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person under common control with Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

“Escrow Agent” has the meaning given to such term in the Escrow Agreement.

“Escrow Amount” shall mean 20% of the Total Merger Consideration.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fully-Diluted Series E Preferred Stock” means the sum, without duplication, of (A) the aggregate number of shares of Series E Preferred Stock that are issued and outstanding immediately prior to the Effective Time, and (B) the aggregate number of shares of Series E Preferred Stock issuable upon the exercise of Company Warrants (whether or not then vested or exercisable) or other direct or indirect rights to acquire shares of Series E Preferred Stock (whether or not then vested or exercisable) that are issued and outstanding immediately prior to the Effective Time; provided, however, that Fully-Diluted Series E Preferred Stock shall exclude, for all purposes hereof, New Company Options.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any court, administrative agency, commission or other governmental agency or authority.

“Intellectual Property” means any and all worldwide industrial and intellectual property rights and all rights associated therewith, including all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data, proprietary processes and formulae, algorithms, specifications, customer lists and supplier lists, all industrial designs and any registrations and applications therefor, all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor, Internet domain names, Internet and World Wide Web URLs or addresses, all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, all computer software, including all source code, object code, firmware, network and network equipment monitoring, management and security related tools and utilities, development tools, files, records and data, all schematics, netlists, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, and all rights in prototypes, breadboards and other devices, all databases and data collections and all rights therein, all moral and economic rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing.

“International Employee Plan” means any Employee Plan that has been adopted or maintained by Company, its Subsidiaries or any of its ERISA Affiliates, whether informally or formally, for the benefit of current or former employees, directors or consultants of Company, its Subsidiaries or any of its ERISA Affiliates outside the United States.

“knowledge” means, with respect to any fact, circumstance, event or other matter in question, the knowledge of such fact, circumstance, event or other matter after reasonable inquiry of (a) an individual, if used in reference to an individual or (b) with respect to any Person that is not an individual, the officers, directors and legal or financial personnel of such Person (and, with respect to Section 3.13 (Intellectual Property), additionally, the individuals engaged in technology development activity for such Person) (the persons specified in clause (b) are collectively referred to herein as the “Entity Representatives”).  Any such individual or Entity Representative will be deemed to have knowledge of a particular fact, circumstance, event or other matter if (a) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic, including electronic mails sent to or by such individual or Entity Representative) in, or that have been in, the possession of such individual or Entity Representative, including his or her personal files, or (b) such knowledge could be obtained from reasonable inquiry of the persons employed by such Person charged with administrative or operational responsibility for such matters for such Person.

“Liability” means any debt, liability or obligation, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, and whether due or to become due.

“Management Carve-Out Bonus Plan and Transaction Success Bonuses Escrow Amount” shall mean 20% of the aggregate amount to be paid pursuant to the terms and conditions of such plans.

“Management Carve-Out Bonus Plan” means that certain Second Amended and Restated Management Carve-Out Bonus Plan of the Company effective as of August 4, 2006.

“Management Carve-Out Bonus Plan Amount” means 10% of the Total Merger Consideration.

“Material Adverse Change” or “Material Adverse Effect,” when used with reference to any Person, means any event, change, violation, inaccuracy, circumstance or effect (each, an “Effect”) (regardless of whether such Effect constitutes a breach of any representations or warranties made in this Agreement) that is or is reasonably likely to be or become, individually or in the aggregate, materially adverse to the condition (financial or otherwise), capitalization, properties, employees, assets (including intangible assets), Liabilities, business, operations or results of operations of such Person and its Subsidiaries, taken as a whole, except to the extent that any such Effect directly results from:  (A) changes in general economic conditions (provided that such changes do not affect such Person disproportionately as compared to such Person’s competitors); (B) changes affecting the industry generally in which such Person operates (provided that such changes do not affect such Person disproportionately as compared to such Person’s competitors); (C) any effect, event or change resulting from or arising out of any change in any law or regulation enacted after the Agreement Date which is applicable to Acquirer or Company; or (D) the outbreak of war or international hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such war, hostilities, acts of war, sabotage or terrorism or military actions, whether in the United States or elsewhere, except to the extent that any such event shall have a disproportionate effect on the Company.

“New Company Options” means Company Options to purchase Series E Preferred Stock granted pursuant to Section 5.10(c) hereof under the 2007 Equity Incentive Plan.

“New Company Option Exchange Ratio” means the quotient obtained by dividing (A) Series E Cash Amount Per Share by (B) the Acquirer Stock Price.

“Net Working Capital” means (i) Company’s consolidated total current assets (as defined by and determined in accordance with GAAP) as of the Closing Date less (ii) Company’s consolidated total current liabilities (as defined by and determined in accordance with GAAP) as of the Closing Date, provided, however, that 75% of the first $800,000 of Pre-Closing Severance Obligations, and 100% of amounts above $800,000 of Pre-Closing Severance Obligations, shall not be included in determining current liabilities.  By way of clarification, it is the intent of the parties that 25% of the Pre-Closing Severance Obligations up to a maximum of $200,000 shall be included in the calculation of Net Working Capital and that the Acquirer is assuming all other Pre-Closing Severance Obligations.  For purposes of calculating Net Working Capital, the Company’s consolidated total current liabilities shall include (i) all indebtedness of the Company for money borrowed whether or not such indebtedness would be treated as a current liability under GAAP and shall with respect to SVB (as defined in Section 5.22), reflect the amount set forth in the Pay-Off Letters (as defined in Section 5.22) necessary to pay-off the indebtedness of the Company in full under the Loan Agreement (as defined in Section 5.22), (ii) all unpaid Transaction Expenses and (iii) any employer Tax obligations in connection with the payment of the Transaction Success Bonuses (excluding amounts placed in escrow) and with respect to payments to non-Continuing Employees pursuant to the Employee Retention Bonus Program and the Management Carve-Out Bonus Plan (excluding amounts placed in escrow), and shall exclude (i) deferred revenue and (ii) all amounts contemplated to be paid to Company employees and plan participants pursuant to the terms and conditions of the Management Carve-Out Bonus Plan, the Employee Retention Bonus Program and the Transaction Success Bonuses.

“Net Working Capital Certificate” means a certificate executed by Company’s Chief Financial Officer certifying the amount of Net Working Capital as of the Closing Date (including (i) an itemized list of the current portion of all indebtedness of Company for money borrowed with a listing of the Person(s) to whom such indebtedness is owed, (ii) an itemized list of each element of Company’s consolidated current assets, (iii) an itemized list of each element of Company’s consolidated current liabilities) and (iv) an itemized list of all Transaction Expenses.

“Net Working Capital Target” shall mean $0.

“Person” means any individual, corporation (including any not-for-profit corporation), general or limited partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, entity or Governmental Authority.

“Plan of Merger” shall mean the Plan of Merger to be filed with the Secretary of State of the State of Washington at the Effective Time and as set forth on Exhibit C-1, attached hereto.

 “Plan Participant” means each person who is a participant in the Management Carve-Out Bonus Plan and/or the Transaction Success Bonuses.

“Pre-Closing Severance Obligations” means the severance payment obligations (other than amounts attributable to accrued vacation) and costs incurred but not paid in connection and associated with the termination prior to Closing of the employment by the Company of Designated Employees pursuant to Section 5.10) upon consultation with Acquirer and pursuant to the Company’s severance plan, as in effect as of the Agreement Date.

“Pro Rata Share” means, (a) for each Series E Holder, the quotient (rounded to the seventh decimal place) obtained by dividing (i) the aggregate amount of the Series E Merger Consideration such Series E Holder is entitled to receive pursuant to Section 2.2(b) (including amounts to be placed in the Escrow Fund and the Defense Amount) by (ii) the Series E Merger Consideration (including amounts to be placed in the Escrow Fund and the Defense Amount), (b) for each Plan Participant, the quotient (rounded to the seventh decimal place) obtained by dividing the aggregate amount such Plan Participant is entitled to receive in the aggregate under the Management Carve-Out Bonus Plan and/or the Transaction Success Bonuses, subject to the terms and conditions thereof (including amounts to be placed in the Escrow Fund and the Defense Amount) by (ii) the sum of (A) Management Carve-Out Bonus Plan Amount and (B) Transaction Success Bonuses Amount (including amounts to be placed in the Escrow Fund and the Defense Amount).

“Property” means all real property leased or owned by Company or any of its Subsidiaries either currently or in the past.

“Record Date” means the record date for determining those Company Shareholders who are entitled to vote or consent in writing to approve this Agreement, the Merger and, if required, each Company Ancillary Agreement and all other agreements, transactions and actions contemplated hereby and thereby, under all Applicable Laws and Company’s Articles of Incorporation and Bylaws.

“Regulations” means the Treasury Regulations issued under the Code.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Stock” means the Series A Preferred Stock, par value $0.0001 per share, of the Company.

“Series B Preferred Stock” means the Series B Preferred Stock, par value $0.0001 per share, of the Company.

“Series C Preferred Stock” means the Series C Preferred Stock, par value $0.0001 per share, of the Company.

“Series D Preferred Stock” means the Series D Preferred Stock, par value $0.0001 per share, of the Company.

“Series E Cash Amount Per Share” means (A) the Series E Merger Consideration divided by (B) the Fully-Diluted Series E Preferred Stock.

 “Series E Holders” means the holders of Series E Preferred Stock.

 “Series E Preferred Stock” means the Series E Preferred Stock, par value $0.0001 per share, of the Company.

“Series E Merger Consideration” means the Total Merger Consideration less (A) the Employee Retention Bonus Program Amount, (B) the Management Carve-Out Bonus Plan Amount and (C) the Transaction Success Bonuses Amount.

“Sub Ancillary Agreements” means all agreements (other than this Agreement) and documents to which Sub is or will be a party that are required to be executed pursuant to this Agreement.

“Subsidiary” of a specified entity means any corporation, partnership, limited liability company, joint venture or other entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other entity.

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross receipts, gains, franchise, excise, capital stock, severance, stamp, premium, windfall profits, environmental, custom duties, real property, personal property, sales, use, employment, license, payroll, services, occupation, recording, registration, withholding, social security (or similar), unemployment, disability, value added, alternative or add-on minimum or transfer taxes, or similar governmental charges, fees, levies, assessments or other taxes (whether payable directly or by withholding), and, with respect to such taxes, charges, fees, levies and assessments, any estimated tax, interest, fines, penalties or additions and interest on such fines, penalties and additions, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.

“Termination Date” means 60 days from the Agreement Date.

“Third-Party Intellectual Property Rights” means any Intellectual Property owned by a third party.

“Total Merger Consideration” means (A) $25,000,000 plus or minus (B) the amount, if any, by which the Company Net Working Capital is greater than or less than the Company Net Working Capital Target as of immediately prior to the Closing, as the case may be.

“Transaction Expenses” means all third party fees and expenses incurred by the Company or any of its Subsidiaries in connection with the Merger and this Agreement and the transactions contemplated hereby whether or not billed or accrued (including any fees and expenses of legal counsel and accountants, the maximum amount of fees and expenses payable to financial advisors, investment bankers and brokers of the Company and the Subsidiaries notwithstanding any contingencies for earnouts, or escrows, etc., and any such fees incurred by Company security holders or employees paid for or to be paid for by the Company).

“Transaction Success Bonuses” means (i) that certain Transaction Success Bonus Letter Agreement dated November 9, 2006 between the Company and Lewis Carpenter and (ii) those certain Transaction Success Bonus Letter Agreements dated October 27, 2006 between the Company and each of Evan Kaplan, Chris Hopen and Stephen Smith, as modified by the Company’s Board of Directors on or about August 4, 2006.

“Transaction Success Bonuses Amount” means in the aggregate 15% of the Total Merger Consideration less the sum of (i) the Management Carve-Out Bonus Plan Amount and (ii) the Employee Retention Bonus Amount.

“Washington Law” means those laws of the State of Washington generally applicable to transactions of the type contemplated by the Agreement, including the Washington Business Corporation Act, as applicable.

Other capitalized terms defined elsewhere in this Agreement and not defined in this Section 1.1 shall have the meanings assigned to such terms in this Agreement.

ARTICLE 2

PLAN OF MERGER

2.1  The Merger.  Subject to termination of this Agreement as provided in Article 9, the parties hereto will cause the Merger to be consummated by filing the Articles of Merger and the Plan of Merger with the Office of the Secretary of State of the State of Washington in accordance with Washington Law as soon as reasonably practicable on or after the Closing Date.  Subject to the terms and conditions of this Agreement, at the Effective Time, Sub will be merged with and into Company in a statutory merger, the separate existence of Sub will cease and Company will be the surviving corporation in the Merger (the “Surviving Corporation”), all pursuant to the Articles of Merger and the Plan of Merger and in accordance with the applicable provisions of Washington Law.

2.2  Conversion and Exchange of Shares.

(a)  Conversion of Sub Stock.  Subject to the terms and conditions of this Agreement, at the Effective Time, each share of Sub common stock that is issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.  Each certificate evidencing ownership of shares of Sub common stock will evidence ownership of such shares of common stock of the Surviving Corporation.

(b)  Conversion of Company Capital Stock.

(i)  Series E Preferred Stock.  Subject to the terms and conditions of this Agreement, at the Effective Time, as a result of the terms of the Company’s Articles of Incorporation that reflect the senior liquidation preference of the Series E Preferred Stock and the aggregate total of the Total Merger Consideration that is insufficient to satisfy the full liquidation preference of the Series E Preferred Stock, each share of Series E Preferred Stock that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without the need for any further action on the part of Acquirer, Sub, Company or the holder thereof (except as expressly provided herein), be converted into and represent the right to receive the Series E Cash Amount Per Share, without interest.

(ii)  Series A Preferred Stock; Series B Preferred Stock; Series C Preferred Stock; Series D Preferred Stock; and Company Common Stock.  At the Effective Time, as a result of the terms of the Company’s Articles of Incorporation that reflect the senior liquidation preference of the Series E Preferred Stock and the aggregate total of the Total Merger Consideration that is insufficient to satisfy the full liquidation preference of the Series E Preferred Stock, each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Company Common Stock issued and outstanding immediately prior to the Effective Time, whether vested or unvested (other than Dissenting Shares), will be cancelled and extinguished without any present or future right to receive any portion of the Total Merger Consideration.

(iii)  Assumption of New Company Options; Cancellation of Company Options.  At the Effective Time, each New Company Option held by a Continuing Employee that is unexpired, unexercised and outstanding immediately prior to the Effective Time shall, on the terms and subject to the conditions set forth in this Agreement, be assumed and converted by Acquirer in accordance with Section 5.17 and each assumed New Company Option shall be subject to the same vesting arrangements that were applicable to such New Company Option immediately prior to or at the Effective Time.  Acquirer will not assume any New Company Options held by Persons that are not Continuing Employees.  At the Effective Time, each Company Option, whether vested or unvested, will, by virtue of the Merger, and without any further action on the part of any holder thereof, be cancelled and extinguished.

(iv)  Rounding; Other Provisions.  The amount of cash each Series E Holder is entitled to receive for the shares of Series E Preferred Stock held by such Series E Holder shall be rounded to the nearest cent and computed after aggregating all cash amounts for all shares of Series E Preferred Stock held by such Series E Holder.  The provisions of this Section 2.2(b) are subject to Section 2.2(e) (regarding withholding rights), Section 2.3 (regarding rights of holders of Dissenting Shares), and Section 2.4 (regarding the withholding of the Escrow Fund and the Defense Amount).

(c)  Cancellation of Company-Owned Stock.  Notwithstanding Section 2.2(b), each outstanding share of Company Capital Stock held by the Company or any of its Subsidiaries immediately prior to the Effective Time will be canceled and extinguished without any conversion thereof and without the issuance or payment of any consideration.

(d)  Termination of Company Warrants.  At the Effective Time, each Company Warrant that is unexpired, unexercised, and outstanding immediately prior to the Effective Time shall terminate.

(e)  Withholding Rights.  Acquirer, the Surviving Corporation, and the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise deliverable under this Agreement, and from any other payments otherwise required pursuant to this Agreement, to any person entitled to payment under this Agreement, such amounts as Acquirer, the Surviving Corporation, or the Exchange Agent is required to deduct and withhold with respect to any such deliveries and payments under the Code or any provision of state, local, provincial or foreign Tax law.  To the extent that amounts are so withheld, such withheld amounts will be treated for all purposes of this Agreement as having been delivered and paid to such holders in respect of which such deduction and withholding was made.

2.3  Dissenting Shares.  Notwithstanding anything contained herein to the contrary, any Dissenting Shares shall not be converted into the right to receive the cash amount provided for in Section 2.2(b), but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Dissenting Shares pursuant to Washington Law.  Each holder of Dissenting Shares who, pursuant to the provisions of Washington Law, becomes entitled to payment thereunder for such shares shall receive payment therefore in accordance with Washington Law (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions).  If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive the cash payable pursuant to Section 2.2(b), subject to the provisions of Section 2.2(e) and Section 2.4, in respect of such shares as if such shares never had been Dissenting Shares, and Acquirer shall issue and deliver to the holder thereof, as promptly as reasonably practicable, following the satisfaction of the applicable conditions set forth in Section 6.2, the amount of consideration to which such holder would be entitled in respect thereof under Section 2.2 as if such shares never had been Dissenting Shares.  The Company shall give Acquirer (i) prompt notice of any demands for appraisal or purchase received by the Company, withdrawals of such demands, and any other instruments served pursuant to Washington Law and received by the Company and (ii) the right to direct all negotiations and proceedings with respect to demands for appraisal or purchase under Washington Law.  The Company shall not, except with the prior written consent of Acquirer, or as otherwise required under Washington Law, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares.  The payout of consideration under this Agreement to the shareholders of the Company (other than to holders of Dissenting Shares who shall be treated as provided in this Section 2.3 and under Washington Law) shall not be affected by the exercise or potential exercise of appraisal rights under Washington Law by any other shareholder of the Company.

2.4  Escrow Fund.  At the Effective Time and pursuant to the Escrow Agreement, Acquirer will withhold from the cash payable to each Series E Holder upon conversion of his/her/its shares of outstanding Series E Preferred Stock pursuant to Section 2.2(b) and will on the Closing Date initiate the wires with respect to the deposit into escrow with the Escrow Agent such Series E Holder’s Pro Rata Share of the difference between the Escrow Amount and the Management Carve-Out Bonus Plan and Transaction Success Bonuses Escrow Amount and at the Effective Time and pursuant to the Escrow Agreement, Acquirer will withhold from the cash payable to each Plan Participant pursuant to Sections 5.24 and 5.25 hereof, and will subject to the terms and conditions thereto, on the Closing Date initiate the wires with respect to the deposit into escrow with the Escrow Agent each such Plan Participant’s Pro Rata Share of the Management Carve-Out Bonus Plan and Transaction Success Bonuses Escrow Amount (the aggregate cash so placed into escrow by the Series E Holders and the Plan Participants, and any earnings on such cash, the “Escrow Fund”); provided, however, that with respect to Continuing Employees that remain such up until a Retention Event (as defined in the Management Carve-Out Bonus Plan), upon such Retention Event, that amount of the Plan Participant’s Pro Rata Share of the Management Carve-Out Bonus Plan and Transaction Success Bonuses Escrow Amount attributable to the Management Carve-Out Bonus Plan shall be deposited into the Escrow Fund; provided, further, that Continuing Employees who do not remain such up until a Retention Event (as defined in the Management Carve-Out Bonus Plan), shall have their Pro Rata Share of the Escrow Amount, including any interest to be earned thereon, reallocated in accordance with the provisions set forth in Section 5.24.  The Defense Amount, less $50,000 of the Defense Amount to be retained by the Company and to be paid to the Representative at the Closing as a retainer to the Representative for acting as the Representative, shall be withheld and deposited into escrow with the Escrow Agent upon the same pro-rata terms as the Escrow Fund described immediately above, and the Defense Amount shall constitute a fund available to pay the expenses of the Representative (as defined below). The Escrow Fund shall constitute the sole and exclusive security for the indemnification obligations, as described in Article 10.  The parties hereto hereby acknowledge and agree that all payments received hereunder by Series E Holders will be reported under the installment method for purposes of Section 453 of the Code, and no party shall take any action or filing position inconsistent with such characterization.  The parties further agree that for Tax reporting purposes, all interest or other income earned from the investment of the Escrow Fund or any portion thereof in any Tax year shall be reported as allocated to Acquirer until the distribution of the Escrow Fund (or portion thereof) is determined and thereafter to Acquirer, the Series E Holders and the Plan Participants in accordance with their respective interests in the Escrow Fund.

2.5  Adjustments.  In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Capital Stock occurring after the date hereof and prior to the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, including the cash amount per share to be paid to shares of Series E Preferred Stock as contemplated herein, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

2.6  Total Merger Consideration.  Notwithstanding anything to the contrary contained in this Agreement, in no event shall the aggregate consideration paid by Acquirer to the holders of Series E Preferred Stock (with respect to their shares of Series E Preferred Stock), the Plan Participants (with respect to the amounts to be paid to such Plan Participants pursuant to the Management Carve-Out Bonus Plan and/or the Transaction Success Bonuses) and the amount to be paid to employees pursuant to the Employee Retention Bonus Program, exceed the Total Merger Consideration.

2.7  Effects of the Merger.

(a)  General.  At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of Washington Law.  Without limiting the generality of the foregoing, at the Effective Time, all of the properties, rights, privileges, powers and franchises of Company and Sub will vest in the Surviving Corporation, and all Liabilities and duties of Company and Sub will become the Liabilities and duties of the Surviving Corporation.

(b)  Articles of Incorporation.  The Articles of Incorporation of Sub immediately prior to the Effective Time will be the Articles of Incorporation of the Surviving Corporation immediately after the Effective Time until thereafter amended in accordance with the provisions thereof or as provided by law; provided, however, that Article I of the Articles of Incorporation of the Surviving Corporation will be amended at the Effective Time to read:  “The name of the corporation is Aventail Corporation”.

(c)  Bylaws.  The Bylaws of Sub immediately prior to the Effective Time will continue unchanged and be the Bylaws of the Surviving Corporation immediately after the Effective Time until thereafter amended in accordance with the provisions thereof or as provided by law.

(d)  Directors and Officers.  At the Effective Time, (i) the initial directors of the Surviving Corporation will be the directors of Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified and (ii) the initial officers of the Surviving Corporation will be the officers of Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

2.8  Tax Consequences.  The parties intend the Merger to be a taxable sale of the Company Capital Stock by the Company Shareholders.  Acquirer makes no representations or warranties to the Company or to any holder of Company Capital Stock, New Company Options, Company Options or Company Warrants regarding the Tax treatment of the Merger, or any of the Tax consequences to the Company or any holder of Company Capital Stock, New Company Options, Company Options or Company Warrants under this Agreement, the Merger or any of the other transactions or agreements contemplated hereby.  The Company acknowledges that the Company and the holders of Company Capital Stock, New Company Options, Company Options and Company Warrants are relying solely on their own Tax advisors in connection with this Agreement, the Merger and the other transactions and agreements contemplated hereby.

2.9  Further Assurances.  Company agrees that if, at any time after the Effective Time, Acquirer believes or is advised that any further deeds, assignments or assurances are reasonably necessary or desirable to vest, perfect, confirm or continue in the Surviving Corporation, Sub or Acquirer title to any property or any right of Company as provided herein, Acquirer and any of its officers are hereby authorized by Company to execute and deliver all such proper deeds, assignments and assurances and do all other things necessary or desirable to vest, perfect, confirm or continue title to such property or rights in the Surviving Corporation, Sub or Acquirer and otherwise to carry out the purposes of this Agreement, in the name of Company or otherwise.  The parties further agree that, upon Acquirer’s request, the parties will amend this Agreement to cause Company to merge into Sub (with Sub to be the surviving corporation) or to cause Company to merge into a different direct or indirect Subsidiary of Acquirer.

2.10  Rights Not Transferable.  The rights of the Company Shareholders as of immediately prior to the Effective Time, are personal to each such holder and will not be transferable for any reason otherwise than by operation of law, will or the laws of descent and distribution.  Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) will be null and void.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF COMPANY

Company represents and warrants to Acquirer that, subject to the disclosure letter of the Company delivered to Acquirer concurrently with the parties’ execution of this Agreement (the “Company Disclosure Letter”), each of the representations, warranties and statements contained in the following Sections of this Article 3 is true and correct as of the Agreement Date and will be true and correct on and as of the Closing Date (except in the case of representations, warranties and statements which by their terms speak only as of a specific date or dates, which shall be true and correct as of such date or dates), it being understood that each representation and warranty contained in this Article 3 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Company Disclosure Letter corresponding to the particular Section or subsection in this Article 3 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such part or subpart of the Company Disclosure Letter by reference to another part or subpart of the Company Disclosure Letter; and (c) any exception or disclosure set forth in any other part or subpart of the Company Disclosure Letter to the extent it is readily apparent from the wording of such exception or disclosure that such exception or disclosure is intended to qualify such representation and warranty.  For all purposes of this Agreement, the statements contained in the Company Disclosure Letter will also be deemed to be representations and warranties made and given by Company under (or, as applicable, limitations upon and exceptions to representations and warranties in) this Article 3.

3.1  Organization and Good Standing.  Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington and has continuously been in good standing under the laws of the State of Washington at all times since its inception.  Company has the corporate power and authority to own, operate and lease its properties and to carry on the Company Business and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification or licensing necessary (each such jurisdiction being listed on Schedule 3.1 of the Company Disclosure Letter), except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company.  Company is not in violation of its Articles of Incorporation or Bylaws.

3.2  Subsidiaries.  Schedule 3.2 of the Company Disclosure Letter sets forth a true, correct and complete list of each Subsidiary of Company; each such Subsidiary is wholly owned by Company.  Company has no equity interest, direct or indirect, in, or loans to, any Person.  Company is not obligated to make, nor bound by any agreement or obligation to make, any investment in or capital contribution in or on behalf of any other Person.  Schedule 3.2 of the Company Disclosure Letter sets forth, with respect to each Subsidiary of Company, (a) its jurisdiction of incorporation or organization, (b) a correct and complete list of all jurisdictions in which it is qualified to do business, and (c) the address of its principal executive offices.  Each of the Subsidiaries listed in Schedule 3.2 of the Company Disclosure Letter is duly organized, validly existing and in good standing (or appropriately recognized as legally in existence and active under the laws of its jurisdiction) under the laws of the jurisdiction of incorporation or organization identified in Schedule 3.2 of the Company Disclosure Letter and has the power and authority to own, operate and lease its properties and to carry on its business as presently being conducted.  Each Subsidiary of Company is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a material adverse effect on such Subsidiary.  Neither Company nor any of its Subsidiaries is a general or limited partner of any general partnership, limited partnership or other entity.

3.3  Power, Authorization and Validity.

(a)  Subject to obtaining the Company Shareholder Approval, Company has the corporate power and authority to enter into and perform its obligations under this Agreement and all Company Ancillary Agreements.  Subject to obtaining the Company Shareholder Approval, the execution, delivery and performance of this Agreement, the Company Ancillary Agreements and the Merger, have been duly and validly approved and authorized by Company, and this Agreement has been duly executed and delivered by Company.

(b)  Subject to obtaining the Company Shareholder Approval, no filing, authorization, consent, approval, permit, order, registration or declaration, governmental or otherwise, is necessary to enable Company to enter into, and to perform its obligations under, this Agreement or the Company Ancillary Agreements, except for:  (i) the filing of the Articles of Merger, the Plan of Merger and the Restated Articles with the Office of the Secretary of State of the State of Washington; and (ii) such other filings, authorizations, consents, approvals, permits, orders, registrations and declarations, if any, that if not made or obtained by Company would not be material to Company’s ability to consummate the Merger or to perform its obligations under this Agreement and the Company Ancillary Agreements and would not, individually or in the aggregate, have a Material Adverse Effect on Company.

(c)  Upon obtaining the Company Shareholder Approval, this Agreement and the Company Ancillary Agreements are, or when executed by Company will be, assuming the due authorization, execution and delivery by the other parties hereto and thereto, valid and binding obligations of Company enforceable against Company in accordance with their respective terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.4  Capitalization.

(a)  The authorized capital stock of Company consists solely of (i) 130,000,000 shares of Company Common Stock and (ii) 80,000,000 shares of Company Preferred Stock, 1,388,888  of which have been designated Series A Preferred Stock, 2,687,748 of which have been designated Series B Preferred Stock, 7,298,678 of which have been designated Series C Preferred Stock, 9,418,656 of which have been designated Series D Preferred Stock and 55,000,000 of which have been designated Series E Preferred Stock; provided, however, that upon the filing of the Restated Articles, the authorized capital stock of Company shall consist solely of (i) 148,000,000 shares of Company Common Stock and (ii) 98,000,000 shares of Company Preferred Stock, 1,388,888 of which will be designated Series A Preferred Stock, 2,687,748 of which will be designated Series B Preferred Stock, 7,298,678 of which will be designated Series C Preferred Stock, 9,418,656 of which will be designated Series D Preferred Stock and 73,000,000 of which will be designated Series E Preferred Stock.  A total of  14,658,855 shares of Company Common Stock,  1,388,888 shares of Series A Preferred Stock, 2,687,748 shares of Series B Preferred Stock, 7,155,568 shares of Series C Preferred Stock, 9,418,656 shares of Series D Preferred Stock and 54,999,999  shares of Series E Preferred Stock are issued and outstanding as of the Agreement Date.  Neither Company nor its Subsidiaries holds any treasury shares.  Schedule 3.4(a)-1 of the Company Disclosure Letter accurately sets forth, as of the Agreement Date, the name of each Person that is the registered owner of any shares of Company Common Stock and Company Preferred Stock and the number of such shares so owned by such Person, and the number of shares of Company Common Stock that would be owned by such Person assuming conversion of all shares of Company Preferred Stock so owned by such Person giving effect to all anti-dilution and similar adjustments.  The number of such shares set forth as being so owned by such Person constitutes the entire interest of such Person in the issued and outstanding capital stock or voting securities of Company.  All issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any Encumbrances, preemptive rights, rights of first refusal or “put” or “call” rights created by statute, the Articles of Incorporation or Bylaws of Company or any Contract to which Company is a party or by which Company is bound.  All issued and outstanding shares of Company Capital Stock were issued in material compliance with all Applicable Laws and all material requirements set forth in applicable Contracts.  There is no Liability for dividends accrued and unpaid by Company.  All shares of Series E Preferred Stock are fully vested.

(b)  As of the Agreement Date, Company has reserved 17,518,817 shares of Company Common Stock for issuance to employees, directors and consultants pursuant to the Company Option Plans, of which 13,432,083 shares are subject to outstanding and unexercised Company Options and 4,086,744 shares remain available for issuance thereunder.  Schedule 3.4(b)-1 of the Company Disclosure Letter sets forth, as of the Agreement Date, a true, correct and complete list of all holders of outstanding Company Options, including the number of shares of Company Common Stock subject to each such option and the number of shares subject to such that are vested and unvested, the date of grant, the exercise or vesting schedule, the exercise price per share, the Tax status of such option under Section 422 of the Code and whether such options is subject to vesting acceleration, and if so, the terms and triggering event of such acceleration.  Schedule 3.4(b)-2 of the Company Disclosure Letter sets forth a true, correct and complete list (which schedule will be a subset of Schedule 3.4(b)-1 of the Company Disclosure Letter) of all holders of outstanding Company Options that are held by Persons that are not employees of Company (including directors, consultants, advisory board members, vendors, service providers or other similar persons), including a description of the relationship between each such Person and Company.  All issued and outstanding Company Options and New Company Options were issued in compliance with all Applicable Laws and all material requirements set forth in applicable Contracts.

(c)  Except as described in Schedule 3.4(c) of the Company Disclosure Letter, there are no outstanding warrants to purchase any shares of Company Capital Stock.

(d)  No bonds, debentures, notes or other indebtedness of Company or its Subsidiaries (i) having the right to vote on any matters on which shareholders may vote (or that is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is any way based upon or derived from capital or voting stock of Company or its Subsidiaries, is issued or outstanding as of the Agreement Date (collectively, “Company Voting Debt”).

(e)  Except for the Company Options and the New Company Options, there are no options, warrants, calls, rights or Contracts of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of any Company Capital Stock, options, warrants or other rights to purchase shares of Company Capital Stock or other securities of the Company, or any Company Voting Debt, or obligating the Company to grant, extend or otherwise amend or enter into any such option, warrant, call, right or Contract.  There are no Contracts relating to voting, purchase or sale of any Company Capital Stock (i) between or among the Company and any of its security holders, other than written contracts granting the Company the right to purchase unvested shares upon termination of employment or service, and (ii) to the knowledge of the Company, between or among any of the Company Securityholders.  True, correct and complete copies of each Company Option Plan, all forms of agreements and instruments relating to or used for issuance under each Company Option Plan have been provided to Acquirer’s counsel, and such plans and Contracts have not been amended, modified or supplemented since being provided to Acquirer’s counsel, and there are no agreements, understandings or commitments to amend, modify or supplement such plans or Contracts in any case from those forms provided to Acquirer’s counsel.

(f)  The Spreadsheet (as defined in Section 5.12(d)) will accurately set forth, as of the Closing, the name of each Person that is the registered owner of any shares of Series E Preferred Stock and/or New Company Options and the number of shares of Series E Preferred Stock or New Company Options so owned.  The number of such shares set forth as being so owned by such Person will constitute the entire interest of such person in the issued and outstanding Series E Preferred Stock.  As of the Closing, no other Person not disclosed in the Spreadsheet will have a right to acquire any shares of Series E Preferred Stock or New Company Options from the Company.  In addition, the shares of Series E Preferred Stock and the New Company Options disclosed in the Spreadsheet will be, as of the Effective Time, free and clear of any Encumbrances created by the Articles of Incorporation or Bylaws of the Company or any Contract to which the Company is a party or by which it is bound.

3.5  No Conflicts.  Except as listed and described on Schedule 3.5 of the Company Disclosure Letter, neither the execution and delivery of this Agreement or the Company Ancillary Agreements, nor the consummation of any of the transactions contemplated herein or therein, will (a) conflict with, result in any violation or default under (with or without notice or lapse of time, or both), give rise to a right of termination, cancellation or acceleration or any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to (i) any provision of the Articles of Incorporation or Bylaws of Company or any of its Subsidiaries, each as currently in effect, (ii) any Applicable Law, or (iii) any Material Agreement, except in the case of clause (ii), as would not result in a material liability to Company or (b) result in the creation of any Encumbrance on any of the properties or assets of Company or any of its Subsidiaries or, to Company’s knowledge, any of the shares of Company Capital Stock.

3.6  Litigation.  As of the Agreement Date:

(a)  There is no action, suit, arbitration, mediation, proceeding, claim or investigation pending or (to Company’s knowledge) threatened against Company or any of its Subsidiaries or any of its assets or properties (or to Company’s knowledge, against any director, officer, employee, agent or other similar representative of Company or any of its Subsidiaries in their capacity as such or relating to their employment, services or relationship with Company or any of its Subsidiaries) before any Governmental Authority or arbitrator, nor, to Company’s knowledge, is there any reasonable basis for any such action, suit, arbitration, mediation, proceeding, claim or investigation.

(b)  There is no judgment, decree, injunction, rule or order against Company or any of its Subsidiaries or any of its assets or properties (or, to Company’s knowledge, against any director, officer, employee, agent or other similar representative of Company or any of its Subsidiaries in their capacity as such or relating to their employment, services or relationship with Company or any of its Subsidiaries).

(c)  To Company’s knowledge, there is no reasonable basis for any Person to assert a claim against Company or any of its Subsidiaries based upon Company’s entering into this Agreement or any Company Ancillary Agreement or consummating the Merger or any of the transactions contemplated by this Agreement or any Company Ancillary Agreement.

(d)  Neither Company nor any of its Subsidiaries has any action, suit, arbitration, mediation, proceeding, claim or investigation pending against any other Person.

(e)  No claim for indemnification pursuant to Company’s Articles of Incorporation, Bylaws or otherwise has been made by any director or officer of Company and, to Company’s knowledge, no basis exists for any such claim for indemnification.

3.7  Financial Statements; Financial Projections.

(a)  Company has delivered to Acquirer its consolidated audited financial statements for the years ended December 31, 2004 and December 31, 2005 and consolidated unaudited financial statements for the year ended December 31, 2006 andthe three month period ended March 31, 2007, including, in each case, balance sheets, statements of operations and statements of cash flows) (collectively, the “Financial Statements”), all of which Financial Statements are included as Schedule 3.7(a) of the Company Disclosure Letter.  Except as set forth on Schedule 3.7 of the Company Disclosure Letter,  the Financial Statements (i) are derived from and are in accordance with the books and records of Company, (ii) complied as to form in all material respects with applicable accounting requirements with respect thereto as of their respective dates, (iii) have been prepared in accordance with GAAP (provided, however, that the unaudited financial statements may not contain footnotes in accordance with GAAP) applied on a consistent basis throughout the periods indicated and consistent with each other, (iv) fairly present the consolidated financial condition of Company at the dates therein indicated and the consolidated results of operations and cash flows of Company for the periods therein specified, and (v) are true, complete and correct in all material respects.  Neither Company nor any of its Subsidiaries has any Liabilities other than (i) those set forth or adequately provided for in the Balance Sheets included in the Financial Statements and dated as of March 31, 2007 (the “Balance Sheet”), (ii) those incurred in the conduct of Company’s business since March 31, 2007 (the “Balance Sheet Date”) in the ordinary course, consistent with past practice, that are of the type that ordinarily recur and, individually or in the aggregate, are not material in nature or amount and do not result from any breach of Contract, tort or violation of law, (iii) those incurred by Company in connection with the execution of this Agreement or (iv) those that are not required to be reflected on a balance sheet prepared in accordance with GAAP (which is applicable to the immediately preceding clauses (i), (ii) and (iii) as well).  Except as disclosed on Schedule 3.7(a) of the Company Disclosure Letter and except for Liabilities (i) set forth or adequately provided for in the Balance Sheet under GAAP, (ii) incurred in the conduct of Company’s business since the Balance Sheet Date in the ordinary course, consistent with past practice, that are of the type that ordinarily recur and, individually or in the aggregate, are not material in nature or amount and do not result from any breach of Contract, tort or violation of law, and those (iii) incurred by Company in connection with the execution of this Agreement, (A) the Company has no Liabilities required to be included in its financial statements under GAAP and (B) Company has no off balance sheet Liability of any nature to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by Company.  All reserves that are set forth in or reflected in the Balance Sheet have been established in accordance with GAAP consistently applied and are adequate.  Company has established and maintains a system of internal accounting controls designed to provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP.  None of Company, the Company’s independent auditors or, to Company’s knowledge, any current or former employee, consultant or director of Company or any of its Subsidiaries has identified or been made aware of any fraud, whether or not material, that involves Company’s or any of its Subsidiaries’ management or other current or former employees, consultants or directors of Company or any of its Subsidiaries, in each case while providing services to Company or any of its Subsidiaries, who have a role in the preparation of financial statements or the internal accounting controls utilized by Company, or any claim or allegation regarding any of the foregoing.  None of Company, its Subsidiaries or, to Company’s knowledge, any director, officer, employee, auditor, accountant or representative of Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of Company or any of its Subsidiaries or its internal accounting controls or any material inaccuracy in Company’s or any of its Subsidiaries’ financial statements.  No attorney representing Company, whether or not employed by Company, has reported to the Company’s Board of Directors or any committee thereof or to any director or officer of Company evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Company, its Subsidiaries or any of their respective officers, directors, employees or agents.  There are no significant deficiencies or material weaknesses in the design or operation of Company’s internal controls that could adversely affect Company’s ability to record, process, summarize and report financial data.  At the Balance Sheet Date, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 (“Statement No. 5”) issued by the Financial Accounting Standards Board in March 1975) that are not adequately provided for in the Balance Sheet as required by said Statement No. 5.  There has been no change in Company accounting policies since Company’s inception, except as described in the Financial Statements.

(b)  Schedule 3.7(b) of the Company Disclosure Letter sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which Company or any of its Subsidiaries maintains accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.

(c)  Schedule 3.7(c) of the Company Disclosure Letter accurately lists all indebtedness of Company or any of its Subsidiaries for money borrowed (“Debt”), including, for each item of Debt, the agreement governing the Debt and the interest rate, maturity date and any assets or properties securing such Debt.  All Debt may be prepaid at the Closing without penalty under the terms of the Contracts governing such Debt.

(d)  Neither Company nor any of its Subsidiaries has any Liabilities with respect to the operations, transactions or Liabilities of any other Person.

3.8  Taxes.

(a)  Company and each of its Subsidiaries has timely filed all returns, reports, declarations, claims for refund, estimates and information returns and statements relating to Taxes, including any schedule or attachment thereto and any amendment thereof (the “Returns”) required to be filed by Company or such Subsidiary.  All such Returns are true, complete and correct in all material respects and were prepared in substantial compliance with all Applicable Laws.  Company and each of its Subsidiaries has paid all Taxes due and owing (whether or not shown on any Return) for all periods through the Balance Sheet Date, except to the extent reserves for Taxes have been established on the Balance Sheet.  Neither Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Return.  Schedule 3.8(a) of the Company Disclosure Letter shows a list of Returns and their respective due dates for the period ending on or before the Closing Date and which Returns are not yet due and have not been filed.

(b)  As of the Balance Sheet Date, neither Company nor any of its Subsidiaries has any Liability for Taxes in excess of the amount so paid, except to the extent adequate reserves for Taxes have been established in the Balance Sheet.    Except as is included in the calculation of Company Net Working Capital, the Company will have no Liability for unpaid Taxes as of the Closing Date, whether or not such Liabilities for Taxes would be then due and payable and whether or not such Taxes would be treated as a current liability under GAAP.  There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of Company or any of its Subsidiaries.

(c)  No deficiencies for any Tax have been threatened in writing, claimed in writing, proposed in writing or assessed against Company or any of its Subsidiaries that have not been settled or paid.  No Return of Company or any of its Subsidiaries has ever been audited by the Internal Revenue Service or any other Tax agency or authority, no such audit is in progress and neither Company nor any of its Subsidiaries has been notified of any request for such an audit or other examination.  No director or officer (or employee responsible for Tax matters) of Company or any of its Subsidiaries expects any Governmental Authority to assess any additional Taxes for any period for which Returns have been filed.  No claim has ever been made by a Governmental Authority in a jurisdiction where Company or any of its Subsidiaries does not file Returns that Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.  No adjustment relating to any Returns filed by Company or any of its Subsidiaries has been proposed in writing by any Tax authority to Company or any of its Subsidiaries (or any representative thereof).  There is not in effect any waiver by Company or any of its Subsidiaries of any statute of limitations with respect to any Taxes or agreement to any extension of time for filing any Return which has not been filed, and neither Company nor any of its Subsidiaries has consented to extend to a date later than the Agreement Date the period in which any Tax may be assessed or collected by any Tax authority.  Company has delivered or made available to Acquirer materially correct, and complete, copies of all federal and state income tax Returns, examination reports and statements of deficiencies assessed against or agreed to by Company or any of its Subsidiaries.

(d)  Company is not a party to, and does not owe any amount under, any Tax sharing or allocation agreement.  Company has not been a member of an affiliated group filing a consolidated federal income Tax return (other than a group the common parent of which was Company) and has no Liability for the Taxes of any Person (other than Company or any of its Subsidiaries) under Section 1.1502-6 of the Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by Contract or otherwise.

(e)  Company and each of its Subsidiaries has complied with all Applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law), has, within the time and in the manner prescribed by all Applicable Laws, withheld from employee wages and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over under all Applicable Laws, including federal and state income Taxes, FICA, Medicare and FUTA, and has timely filed all withholding Tax returns.

(f)  Since its inception, Company has not been a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code and in Section 1.897-2(b) of the Regulations, and Company has filed with the Internal Revenue Service all statements, if any, which are required under Section 1.897-2(h) of the Regulations.

(g)  Except as disclosed on Schedule 3.8(g) of the Company Disclosure Letter, neither Company nor any of its Subsidiaries has net operating losses or other Tax Attributes presently subject to limitation under Section 382, 383 or 384 of the Code, or the Regulations under Section 1502 of the Code.  “Tax Attribute” or “Tax Attributes” means any net operating loss (as defined in Section 172(c) of the Code), any dual consolidated loss (as defined in Section 1503 of the Code), any unused general business credit under Section 39 of the Code, any unused minimum tax credit under Section 53 of the Code, any net capital loss under Section 1212 of the Code, any excess foreign tax credit under Section 904(c) of the Code and any similar deduction or credit allowed under the Code or the Regulations, or equivalent provisions of state, local or foreign Tax law.

(h)  Company and each of its Subsidiaries has disclosed on its federal income tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.  Neither Company nor any of its Subsidiaries has consummated or participated in, and is not currently participating in, any transaction which was or is a “Tax shelter” transaction as defined in Section 6662, 6011, 6111 or 6112 of the Code or the Regulations.  Neither Company nor any of its Subsidiaries has entered into any reportable transaction as defined in Section 1.6011-4(b) of the Regulations.

(i)  Neither Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:  (i) change in method of accounting for Tax purposes for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Section 1502 of the Code and the Regulations thereunder (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(j)  No benefit payable or which may become payable by Company or any of its Subsidiaries pursuant to any Employee Plan or Contract or as a result of or arising under this Agreement or the Agreement of Merger or any subsequent event, taking into account only agreements and arrangements in effect as of the Agreement Date and including any amounts payable pursuant to the Key Employee Documents, will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise Tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code.  With respect to any compensation equity or award that could be deemed deferred compensation subject to Section 409A of the Code, Company has operated in good faith compliance with applicable guidance under Section 409A of the Code.

(k)  Neither Company nor any of its Subsidiaries has distributed stock of another Person or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(l)  None of Company’s assets (i) is tax exempt use property within the meaning of Section 168(h) of the Code, (ii) directly or indirectly secures any debt, the interest on which is tax exempt under Section 103(a) of the Code, or (iii) is subject to a lease under Section 7701(h) of the Code or under any predecessor section.

(m)  Neither Company nor any of its Subsidiaries has ever participated in an international boycott as defined in Section 999 of the Code.

(n)  Neither Company nor any of its Subsidiaries owns any interest in any entity that is characterized as a partnership for federal income Tax purposes.

(o)  Schedule 3.8(o) of the Company Disclosure Letter sets forth a complete and accurate list of all material agreements, rulings, settlements or other Tax documents relating to Tax incentives between Company (or any of its Subsidiaries) and any Governmental Authority.

(p)  All documents in the enforcement of which Company or any of its Subsidiaries may be interested and that are liable to any material stamp duty (or any corresponding Taxes) have been duly stamped.

(q)  No Subsidiary of the Company has undertaken and will not before the Closing Date undertake any activities, taken alone or taken in conjunction with any Subsidiary‘s activities after the Closing Date, which could result in a deemed dividend income under IRC Section 951 of the Code and the Regulations thereunder to Company or its successors.

(r)  No subsidiary of the Company has ever been nor will it be prior to Closing Date a Passive Foreign Investment Company as that term is defined in IRC Section 1297 of the Code.

3.9  Title to Assets and Properties; Condition of Equipment and Property.  Company and its Subsidiaries have good and valid title to, or a valid leasehold interest in, all of the assets and properties used in the Company Business or shown on the Balance Sheet, free and clear of any Encumbrance.  Such assets and properties are sufficient for the continued operation of the business of Company and its Subsidiaries as presently being conducted in all material respects.  All machinery, vehicles, equipment and other tangible personal property owned or leased by Company or any of its Subsidiaries or used in the Company Business are in generally good operating condition and are regularly and properly maintained, normal wear and tear excepted.  All properties used in the operations of Company or any of its Subsidiaries are reflected on the Balance Sheet to the extent required under GAAP to be so reflected.  All leases of real or personal property to which Company or any of its Subsidiaries is a party are fully effective and afford Company or any of its Subsidiaries peaceful and undisturbed leasehold possession of the subject matter of the lease.  Neither Company nor any of its Subsidiaries is in violation of, and has not received any notice of violation of, any zoning, building, safety or environmental ordinance, regulation or requirement applicable to the operation of its owned or leased properties or of any other Applicable Law.  Neither Company nor any of its Subsidiaries owns any real property.  Company and its Subsidiaries have adequate rights of ingress and egress into any real property used in the operation of the Company Business.  Schedule 3.9 of the Company Disclosure Letter sets forth a complete and accurate list and a brief description of all personal property owned or leased by Company or any of its Subsidiaries with an individual net book value as of December 31, 2006 of $10,000 or greater.

3.10  Absence of Certain Changes.  Since March 31, 2007, Company has carried on its business in the ordinary course in accordance with the procedures and practices in effect as of March 31, 2007, and since March 31, 2007, except with respect to matters occurring (i) after the Agreement Date and (ii) that are permitted by Section 5.3, there has not been with respect to Company:

(a)  any Material Adverse Change;

(b)  any Liability incurred other than in the ordinary course of business, consistent with past practice, or any borrowing of monies in excess of $25,000 in the aggregate;

(c)  any making of any loan, advance or capital contribution to, or investment in, any Person other than travel loans or advances made in the ordinary course of business, consistent with past practice;

(d)  any Contract with respect to any acquisition, sale or transfer of any material asset of Company or any of its Subsidiaries, except in the ordinary course or business;

(e)  any material damage, destruction or loss, whether or not covered by insurance, affecting its assets, properties or business;

(f)  any declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, its capital stock, any stock split, stock dividend or combination or recapitalization of its capital stock or any direct or indirect redemption, purchase or other acquisition by it of its capital stock (other than repurchases of unvested Company Capital Stock in accordance with Contracts governing such shares);

(g)  any entry into, amendment of, or relinquishment, termination or nonrenewal by it of (i) any Contract or other right or obligation other than in the ordinary course of business, consistent with past practice, but in no event involving obligations (contingent or otherwise) of or payments to it in excess of $50,000 individually or $100,000 in the aggregate or (ii) any employment Contract or service Contract or the extension of the term of any existing employment Contract or service Contract with any Person in the employ or service of Company or any of its Subsidiaries;

(h)  any payment or discharge of any material Encumbrance or Liability, which Encumbrance or Liability was not either (i) shown on the Balance Sheet or (ii) incurred in the ordinary course of business, consistent with past practice, after March 31, 2007;

(i)  any Liability incurred by it to any directors, officers or shareholders of the Company or any of its Subsidiaries;

(j)  other than in the ordinary course of business, consistent with past practice: (i) any sale, disposition, transfer or license to any Person of any rights to Company IP Rights, or (ii) any acquisition or license from any Person of any Intellectual Property;

(k)  any deferral of the payment of any accounts payable other than in the ordinary course of business, consistent with past practice, or in an amount that is not material, or any discount, accommodation or other concession made other than in the ordinary course of business, consistent with past practice, in order to accelerate or induce the collection of any receivable;

(l)  any material change in the manner in which it prices its services, extends discounts, credits or warranties to its customers or otherwise deals with its customers;

(m)  any labor dispute or claim of unfair labor practices;

(n)  any change in title, office or position, or material reduction in the responsibilities of, or change in identity with respect to the management, supervisory or other key personnel of Company or any of its Subsidiaries (collectively, the “Management Employees”);

(o)  any termination of employment of any employees of the Company or any of its Subsidiaries, except for terminations for cause;

(p)  any modification of the benefits payable, or to become payable, to any directors, officers, employees or consultants of the Company or any of its Subsidiaries, or any increase in the compensation (including severance and equity compensation) payable, or to become payable, to any directors, officers, employees or consultants of the Company or any of its Subsidiaries, or any bonus payment or arrangement made to or with any of such directors, officers, employees or consultants;

(q)  except as specifically contemplated by this Agreement or as required by law (which legal requirement, as applicable, shall be set forth in the Company Disclosure Schedule), any increase in or modification of any bonus, pension, insurance or other employee benefit plan, payment or arrangement (including the granting of stock options, restricted stock awards or stock appreciation rights) made to, for or with any directors, officers, employees, consultants or independent contractors of the Company or any of its Subsidiaries; or

(r)  except as specifically contemplated by this Agreement, any modification or change to the right to exercise or convert, or to the exercise or purchase prices of, any shares of its capital stock or other securities, or any modification of (i) the vesting of or right to exercise any option, warrant or other right to purchase any shares of its capital stock or other securities or (ii) the vesting or release of any shares of its capital stock or other securities from any repurchase options or rights of refusal held by it or any other party or any other restrictions.

3.11  Contracts.  Except for this Agreement and the Contracts specifically identified in the relevant subsections of Schedule 3.11 of the Company Disclosure Letter, as of the Agreement Date, neither Company nor any of its Subsidiaries is a party or subject to any of the following (whether oral or in writing):

(a)  any Contract (other than an agreement to provide Company Products and Services substantially on Company’s standard form of customer agreement, copies of which have been delivered to Acquirer’s counsel) under which it provides any advice or services to any third party, including any consulting Contract, professional Contract or software implementation, deployment or development services Contract;

(b)  any material reseller, distribution, marketing, sales representative or similar Contract under which any third party is authorized to sell, market or take orders for any Company Products and Services;

(c)  any Contract for the purchase, sale, license, provision or manufacture of products, materials, supplies, equipment or services (excluding off-the-shelf software) requiring payment to or from it in an amount in excess of $25,000 per annum;

(d)  any Contract limiting the freedom of the Company or any Subsidiary to engage or participate, or compete with any other Person (excluding any Contract pertaining to third-party off-the-shelf of similar software which may limit the Company’s right to make use of such third parties Intellectual Property), in any line of business, market or geographic area, or to make use of any Intellectual Property, or any Contract granting most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights and/or terms to any Person, or any Contract otherwise limiting in any material respect the right of the Company or any of its Subsidiaries to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts, subassemblies or services;

(e)  any Contract providing for the development of any software, content (including textual content and visual or graphics content), technology or Intellectual Property rights, independently or jointly, for (or for the benefit or use of) Company;

(f)  any Contract to license or authorize any third party to manufacture or reproduce any of the products, services, technology or Intellectual Property of Company;

(g)  any joint venture or partnership Contract, any Contract relating to a limited liability company or any other Contract that has involved, or is reasonably expected to involve, a sharing of revenues, profits, cash flows, expenses or losses by it with any other party;

(h)  any confidentiality, secrecy or non-disclosure Contract other than any such pursuant to the Company’s standard unmodified form (a copy of which has been provided to Acquirer’s counsel);

(i)  any settlement agreement, other than releases in favor of the Company by terminated employees substantially pursuant to (or included in) the Company’s standard forms (copies of which have been provided to Acquirer’s counsel);

(j)  any Contract for or relating to the employment or hiring for services of any of its directors, officers, employees, consultants or independent contractors or any other type of Contract with any of its directors, officers, employees, consultants or independent contractors that is not immediately terminable by it without cost or other Liability to it, including any Contract requiring it to make a payment to any director, officer, employee, consultant or independent contractor on account of the Merger or any other transaction contemplated by this Agreement or any Contract that is entered into in connection with this Agreement;

(k)  any Contract or trust deed encumbering any of its assets or properties, any promissory note, any credit line, credit facility, loan agreement or other Contract for the borrowing of money pursuant to which it may borrow or loan funds, any security agreement encumbering any of its assets or properties, any security agreement encumbering any asset or property of a third party for its benefit, any guarantee by it of any obligation or indebtedness of another party or any guarantee of any of its obligations or indebtedness, and any Contract for a leasing transaction of a type required to be capitalized in accordance with Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board;

(l)  any Contract containing indemnification, warranty or similar provisions with respect to Company Products and Services or any Contract containing any support, maintenance or service obligation or cost on the part of Company or any of its Subsidiaries (other than a Contract substantially on Company’s form of standard customer or distributor agreement, the forms of which have been delivered to Acquirer’s counsel);

(m)  any Contract under which it is lessee of or holds or operates any items of tangible personal property or real property owned by any third party and under which payments to such third party exceed $50,000 per annum, and any Contract for the sale, purchase or disposition of any real property;

(n)  any Contract for the sale, submission, licensing or leasing by or to it of any assets, properties, products, services, information, research or rights having a value in excess of $150,000 on an annual basis, or that is material to the Company Business;

(o)  any Contract or plan (including any stock option, stock purchase and/or stock bonus plan) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of Company Capital Sock or any other securities of Company or any options, warrants, convertible notes or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, warrants or other rights therefor, except for the New Company Options and those Contracts disclosed on Schedule 3.4(b)-1 of the Company Disclosure Letter;

(p)  any data center, hosting, collocation, bandwidth, telecommunications services, network monitoring, network management or similar Contract used in the provision of the Company Products and Services;

(q)  any Contract pursuant to which it has acquired a business or entity, or all or substantially all assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise;

(r)  any other Contract to which it is a party or by which it or any of its assets or properties are bound (i) that is material to the Company Business or to its operations, assets, properties, operating results or financial condition or (ii) that involves a future financial commitment by it in excess of $50,000; or

(s)  any Contract between Company (or any of its Subsidiaries) and any Governmental Authority or any Governmental Permit.

All Contracts required by subsections (a) through (s) of this Section 3.11 to be listed on Schedule 3.11 of the Company Disclosure Letter (collectively, “Material Agreements”) are valid and in full force and effect.  A true and complete copy of each Material Agreement and all amendments and schedules thereto has been delivered to Acquirer’s counsel.

3.12  No Default.  As of the Agreement Date neither Company, any of its Subsidiaries nor, to Company’s knowledge, any other party, is in material breach or default under any Material Agreement.  As of the Agreement Date, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, (i) result in a material violation or a material breach of any provision of any Material Agreement or (ii) to Company’s knowledge, give any third party (A) the right to declare a default or exercise any remedy under any Material Agreement, (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Agreement, (C) the right to accelerate the maturity or performance of any obligation of Company or any of its Subsidiaries under any Material Agreement, or (D) the right to cancel, terminate or modify any Material Agreement.  As of the Agreement Date, neither Company nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any Material Agreement.  Neither Company nor any of its Subsidiaries has any material Liability for renegotiation of government Contracts or subcontracts.

3.13  Intellectual Property.

(a)  Company and its Subsidiaries (i) own and have independently developed or acquired or (ii) have the valid right or license to all Company IP Rights.  The Company IP Rights are sufficient for the conduct of the Company Business.

(b)  Neither Company nor any of its Subsidiaries has transferred ownership of any Intellectual Property that is or was Company-Owned IP Rights to any third party or knowingly permitted Company’s rights in any Intellectual Property that is or was Company-Owned IP Rights to enter the public domain (other than through the expiration of registered Intellectual Property occurring within a year prior to the Agreement Date and in the ordinary course of the Company’s business consistent with past practice, or loss of the right to register Intellectual Property, in accordance with applicable statutory terms) or, with respect to any Intellectual Property for which Company or any of its Subsidiaries has submitted an application or obtained a registration, lapse (other than through the expiration of registered Intellectual Property in accordance with applicable statutory terms).

(c)  Company and its Subsidiaries own and have good and exclusive title or an exclusive license to each item of Company-Owned IP Rights and each item of Company Registered Intellectual Property is free and clear of any Encumbrances (other than non-exclusive licenses granted by Company in the ordinary course of its business consistent with past practice substantially on its standard forms of customer agreements (copies of which have been provided to Acquirer’s counsel)).  The right, license and interest of Company or any of its Subsidiaries in and to all Third-Party Intellectual Property Rights licensed by Company or any of its Subsidiaries from a third party are free and clear of all Encumbrances (excluding restrictions contained in the applicable license agreements with such third parties).

(d)  Neither the execution and delivery or effectiveness of this Agreement nor the performance of Company’s obligations under this Agreement will cause the forfeiture or termination of, give rise to a right of forfeiture or termination of, or result in the acceleration of any payment with respect to, any Company IP Right or impair the right of Company or any of its Subsidiaries or the Surviving Corporation to use, possess, sell or license any Company IP Right or portion thereof.  After the Closing, all Company-Owned IP Rights will be fully transferable, alienable or licensable by the Surviving Corporation without restriction and without payment of any kind to any third party, and the Surviving Corporation will be permitted to exercise all of the rights of Company or any of its Subsidiaries under all Contracts governing any Company IP Rights (any such Contract, a “Company IP Rights Agreement”) to the same extent Company or any of its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that Company or any of its Subsidiaries would otherwise be required to pay.

(e)  Schedule 3.13(e) of the Company Disclosure Letter lists all Company Registered Intellectual Property, including the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed or in which any other filing or recordation has been made.  Schedule 3.13(e) of the Company Disclosure Letter sets forth a list of all actions that are required to be taken by Company or any of its Subsidiaries within 120 days after the Agreement Date with respect to any of the Company Registered Intellectual Property in order to avoid prejudice to, or impairment or abandonment of, such Company Registered Intellectual Property.

(f)  Schedule 3.13(f) of the Company Disclosure Letter lists all Company Products and Services.

(g)  Each item of Company Registered Intellectual Property is valid and subsisting (or, in the case of applications, applied for), all registration, maintenance and renewal fees currently due as of the Agreement Date in connection with such Company Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property currently required as of the Agreement Date to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property and recording the ownership interests of Company and its Subsidiaries therein.

(h)  Schedule 3.13(h) of the Company Disclosure Letter lists (i) other than nonexclusive licenses granted by Company or any of its Subsidiaries in the ordinary course of its business consistent with past practice substantially on its standard forms of customer agreements (copies of which have been provided to Acquirer’s counsel), all Contracts as to which Company or any of its Subsidiaries is a party and pursuant to which any Person is authorized to use any Company IP Rights, (ii) other than “shrink wrap” and similar generally available commercial end-user licenses to software that is not included in or used to provide any Company Products and Services and that had an individual acquisition cost of $5,000 or less, all Contracts to which Company or any of its Subsidiaries is a party and pursuant to which Company or any of its Subsidiaries acquired or is authorized to use any Third-Party Intellectual Property Rights, and (iii) all Contracts (other than any Contract listed in the Company Disclosure Letter in response to clause (i) above) pursuant to which Company or any of its Subsidiaries has agreed to any restriction on the right of Company or any of its Subsidiaries to use or enforce any Company-Owned IP Rights.  None of the Contracts listed in Schedule 3.13(h) of the Company Disclosure Letter (in response to clause (i) of this Section 3.13(h)) grants any third party exclusive rights to or under any Company IP Rights.

(i)  There are no royalties, honoraria, fees or other payments payable by the Company or any of its Subsidiaries to any Person (other than salaries payable to employees, consultants and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, license-out, sale, marketing, advertising or disposition of any Company-Owned IP Rights by Company or any of its Subsidiaries.

(j)  To Company’s knowledge, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company-Owned IP Rights by any third party, including any employee or former employee of Company or any of its Subsidiaries.  Neither Company nor any of its Subsidiaries has brought any action, suit or proceeding for infringement or misappropriation of any Intellectual Property or breach of any Company IP Rights Agreement.

(k)  Neither Company nor any of its Subsidiaries has been sued in any suit, action or proceeding (or received any written notice or, to Company’s actual and not imputed knowledge, a threat) that involves a claim of infringement or misappropriation of any Intellectual Property right of any third party or that contests the validity, ownership or right of Company or any of its Subsidiaries to exercise any Intellectual Property right. Neither Company nor any of its Subsidiaries has received any written communication that involves an offer to license or grant any other rights or immunities under any Third-Party Intellectual Property Right (in connection with any allegation that Company is, or may be, infringing upon such Third-Party Intellectual Property Right).

(l)  The operation of the Company Business and the Company’s or any of its Subsidiaries’ use of any product, device or process used in the Company Business, does not and will not infringe or misappropriate the Intellectual Property of any third party and does not constitute unfair competition or unfair trade practices under the laws of any jurisdiction and there is no substantial basis for a claim that the operation of the Company Business as currently conducted is infringing or has infringed on or misappropriated any Intellectual Property of a third party, provided, however, that with respect to (i) patents that have not published prior to the Agreement Date, (ii) patents in foreign jurisdictions, and (iii) mark rights, this representation and warranty is made to the Company’s knowledge.

(m)  None of the Company-Owned IP Rights, the Company Products and Services, or Company or any of its Subsidiaries is subject to any proceeding or outstanding order, Contract or stipulation (i) restricting in any manner the use, transfer or licensing by Company or any of its Subsidiaries of any Company-Owned IP Right or any Company Products and Services, or that may affect the validity, use or enforceability of any such Company-Owned IP Right or Company Products and Services, or (ii) restricting the conduct of the business of Company or any of its Subsidiaries in order to accommodate Third-Party Intellectual Property rights.

(n)  Neither Company nor any of its Subsidiaries has received any opinion of counsel that any Company Products and Services or the operation of the Company Business has infringed or misappropriated, infringes or misappropriates or may infringe or misappropriate any Third-Party Intellectual Property Rights.

(o)  Company and each of its Subsidiaries has secured, from all of its consultants, employees and independent contractors who independently or jointly contributed to the conception, reduction to practice, creation or development of any Company-Owned IP Rights, unencumbered and unrestricted exclusive ownership of all of such third party’s Intellectual Property in such contribution that Company or any of its Subsidiaries does not already own by operation of law, and such third party has not retained any rights or licenses with respect thereto.  Without limiting the foregoing, Company and each of its Subsidiaries has obtained proprietary information and invention disclosure and assignment agreements from all current and former employees and consultants of Company and each of its Subsidiaries. This Section 3.13(o) will not apply to Company-Owned IP Rights (if any) that are exclusively licensed to, rather than owned by, Company from third parties other than consultants, employees and independent contractors.

(p)  To Company’s knowledge, no current or former employee, consultant or independent contractor of Company or any of its Subsidiaries has violated any term or covenant of any Contract relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition or any other Contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, Company or any of its Subsidiaries or using trade secrets or proprietary information of others without permission.

(q)  The employment of any employee of Company or any of its Subsidiaries or the use by Company or any of its Subsidiaries of the services of any consultant or independent contractor does not subject Company or any of its Subsidiaries to any liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for Company or any of its Subsidiaries, whether such liability is based on contractual or other legal obligations to such third party.

(r)  No current or former employee, consultant or independent contractor of Company or any of its Subsidiaries has any right, license, claim or interest whatsoever in or with respect to any Company-Owned IP Rights.

(s)  To the extent that any Intellectual Property that is or was a Third-Party Intellectual Property Right is incorporated into, integrated or bundled with, or used by Company or any of its Subsidiaries in the design, development, marketing, license, sale, provision, distribution, manufacture or compilation of any of the Company Products and Services, Company or one of its Subsidiaries has a written agreement with such third party with respect thereto pursuant to which Company or such Subsidiary either (i) has obtained complete, unencumbered and unrestricted ownership of, and is the exclusive owner of, such Intellectual Property by operation of law or by valid assignment or (ii) has obtained perpetual, non terminable (other than for material breach by the Company or its Subsidiaries) licenses (sufficient for the conduct of the Company Business as currently conducted) to all such Third-Party Intellectual Property Rights.

(t)  Company and its Subsidiaries have taken all reasonable and appropriate steps to protect and preserve the confidentiality of all confidential or non-public information included in the Company IP Rights (“Confidential Information”).  To the Company’s knowledge, all use, disclosure or appropriation of Confidential Information owned by Company or any of its Subsidiaries by or to a third party has been pursuant to the terms of a written agreement or other legal binding arrangement between Company (or any of its Subsidiaries) and such third party. All use, disclosure or appropriation by Company or any of its Subsidiaries of Confidential Information not owned by Company or any of its Subsidiaries has been pursuant to the terms of a written agreement between Company (or any of its Subsidiaries) and the owner of such Confidential Information, or is otherwise lawful.  All current and former employees and consultants of Company or any of its Subsidiaries having access to Confidential Information or proprietary information of any of their respective customers or business partners have executed and delivered to Company or any of its Subsidiaries an agreement regarding the protection of such Confidential Information or proprietary information (in the case of proprietary information of the customers and business partners of Company or its Subsidiaries, to the extent required by such customers and business partners).

(u)  Schedule 3.13(u) of the Company Disclosure Letter lists all software and all applications, firmware or tools, that are distributed as “free software”, “open source software” or under similar licensing or distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License) (“Open Source Materials”) used by the Company or any of its Subsidiaries in any way with respect to Company Products and Services and describes the manner in which such Open Source Materials were used (such description will include whether (and, if so, how) the Open Source Materials were modified and/or distributed by the Company).

(v)  Neither Company nor any of its Subsidiaries has (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Company-Owned IP Rights or Company Products and Services, (ii) distributed Open Source Materials in conjunction with any Company-Owned IP Rights or Company Products and Services, or (iii) used Open Source Materials in such a way that, with respect to (i), (ii), or (iii), creates, or purports to create, obligations for the Company or any of its Subsidiaries with respect to any Company-Owned IP Rights or grants, or purports to grant, to any third party, any rights or immunities under any Company-Owned IP Rights (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials, that other software incorporated into, derived from or distributed with such Open Source Materials (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge).

(w)  All Company Products and Services currently sold, provided or distributed by or through Company or any of its Subsidiaries to customers, and to the Company’s actual, but not imputed, knowledge, all Company Products and Services which have been discontinued prior to the Closing Date, conform in all material respects to applicable contractual commitments, express and implied warranties and any legally binding representations provided to customers and conform in all material respects to applicable packaging, advertising and marketing materials and product or service offering, description, specifications or documentation.  Neither Company nor any of its Subsidiaries has any Liability (and, to the actual, but not imputed, knowledge of Company, there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Company or any of its Subsidiaries giving rise to any material liability relating to the foregoing Contracts) for any refund, credit or other offset thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Balance Sheet.

(x)  For all software used by Company or any of its Subsidiaries in providing, or in developing or making available any of the Company Products and Services currently sold, provided or distributed by or through Company or any of its Subsidiaries, Company has implemented any and all security patches or upgrades that are generally available for that software, and Company or any of its Subsidiaries has current, valid, timely paid Contracts for the provision of support, maintenance, updates, upgrades, enhancements and bug fixes to Company or any of its Subsidiaries for such software.

(y)  No (i) government funding; (ii) facilities of a university, college, other educational institution or research center; or (iii) funding from any Person (other than funds received in consideration for the Company Capital Stock) was used in the development of the Company-Owned IP Rights.  No current or former employee, consultant or independent contractor of Company or any of its Subsidiaries who was involved in, or who contributed to, the creation or development of any Company-Owned IP Rights has performed services for any government, university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for Company.

(z)  Neither Company, its Subsidiaries nor any other Person then acting on their behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or authorized the disclosure or delivery to any escrow agent or other Person of, any Company Source Code.  The foregoing sentence will not, however, apply to disclosure, delivery, or license of Company Source Code to any employee or contractor of Company, under appropriate written obligations of confidentiality, for the purpose of developing, modifying, maintaining, or otherwise using such Company Source Code, or any Company-Owned IP Rights, for the benefit of Company.  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by Company, its Subsidiaries or any Person then acting on their behalf to any Person of any Company Source Code.  Schedule 3.13(z) of the Company Disclosure Letter identifies each Contract pursuant to which Company or any of its Subsidiaries has deposited, or is or may be required to deposit, with an escrow holder or any other Person any of the Company Source Code and describes whether the execution of this Agreement or any of the transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any Company Source Code.

3.14  Privacy and Security.  Neither Company nor any of its Subsidiaries has collected any personally identifiable information from any third parties except as described on Schedule 3.14 of the Company Disclosure Letter.  Company and its Subsidiaries have complied with all Applicable Laws and its internal privacy policies relating to (a) the privacy of users of Company Products and Services and all Internet websites owned, maintained or operated by Company or any of its Subsidiaries (the “Company Websites”) and (b) the collection, storage and transfer of any personally identifiable information collected by Company, its Subsidiaries or by third parties having authorized access to all Company Websites and all software, hardware, networks, databases and records used in the provision of the Company Products and Services (“Systems”).  The execution, delivery and performance of this Agreement and the Company Ancillary Agreements materially comply with all Applicable Laws relating to privacy and with Company’s privacy policies.  Copies of all current and prior privacy policies of Company or its Subsidiaries, including the privacy policies included in the Company Websites, are attached as Schedule 3.14 of the Company Disclosure Letter.  To Company’s knowledge, neither Company nor any of its Subsidiaries has received a complaint regarding the Company’s collection, use or disclosure of personally identifiable information.  Company and its Subsidiaries have taken all necessary actions to protect the confidentiality, integrity and security of the Systems (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption in material compliance with all Applicable Law and in material conformance with all contractual commitments and reputable industry practice, including but not limited to (i) the use of adequate strength encryption technology and (ii) the implementation of a commercially reasonable and industry standard security plan that (x) identifies internal and external risks to the security, integrity and performance of the Systems, (y) implements, monitors and improves effective administrative, electronic and physical safeguards to control those risks, and (z) maintains notification procedures and redundant Systems in the case of any breach of security or attack.

3.15  Compliance with Laws.  Company and its Subsidiaries have complied in all material respects and will be as of the Closing Date in material compliance with all Applicable Laws.  Company or any of its Subsidiaries has received all permits and approvals from, and has made all filings with, third parties, including Governmental Authorities, that are necessary to the conduct of the business of the Company and its Subsidiaries as presently being conducted in all material respects (“Governmental Permits”), and there exists no current default under, or violation of, any such Governmental Permit.  None of the Governmental Permits will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the transactions contemplated by this Agreement.

3.16  Certain Transactions and Agreements.  No Person who is a director, officer, employee or 5% or greater shareholder of Company or any of its Subsidiaries, and, to the Company’s knowledge, no member of any such director’s, officer’s, shareholder’s or employee’s immediate family, (a) has or ever had any direct or indirect ownership, participation, royalty or other interest in, or any employment or consulting agreement with, any firm, partnership, entity or corporation that competes or does business with Company, Acquirer or any of their respective Subsidiaries (except with respect to any interest of less than 1% of the outstanding voting shares of any corporation whose stock is publicly traded), (b) is or ever has been directly or indirectly interested in any Contract to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries or any of its assets or properties may be bound or affected, except for compensation for services as a director, officer or employee of Company or any of its Subsidiaries as listed on Schedule 3.16 of the Company Disclosure Letter, (c) has or ever had any interest in any property, real or personal, tangible or intangible, used in the Company Business, except for the normal rights of a shareholder, or (d) has or ever had, either directly or indirectly, a material interest in any Person that purchases from or sells, licenses or furnishes to Company or any of its Subsidiaries any goods, property, technology or intellectual or other property rights or services.

3.17  Employees.

(a)  Neither Company nor any of its Subsidiaries:  (i) has ever been or is now subject to a union organizing effort; (ii) is subject to, or has ever been subject to, any collective bargaining agreement with respect to any of its employees; (iii) is subject to any other Contract with any trade or labor union, employees’ association or similar organization; and (iv) has current labor disputes or has had any labor disputes or claims of unfair labor practices with respect to its employees.  Company has no knowledge that any of the Key Employees, Management Employees or any significant number of other employees intends to leave Company’s employ or the employ of any of its Subsidiaries.  Company and its Subsidiaries are in compliance in all material respects with all Applicable Laws regarding employment practices, terms and conditions of employment, wages and hours and the Worker Adjustment Retraining and Notification Act, as amended (and any similar state or local law), and has correctly classified employees as exempt employees and nonexempt employees under the Fair Labor Standards Act or similar state or local law.  Neither Company nor any of its Subsidiaries has any employment or consulting agreements currently in effect that are not terminable at-will without Liability (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).  All independent contractors providing services to Company or any of its Subsidiaries have been properly classified as independent contractors for purposes of federal and applicable state Tax laws, laws applicable to employee benefits and other Applicable Laws.  All employees of Company or any of its Subsidiaries are legally permitted to be employed by Company or such Subsidiary in the jurisdiction in which such employee is employed.  Neither Company nor any of its Subsidiaries will have any Liability to any Person as a result of the termination of any employee leasing arrangement.

(b)  Schedule 3.17(b) of the Company Disclosure Letter contains a list of all Employee Plans as of the Agreement Date.  Company has delivered to Acquirer’s counsel true, complete and (where applicable) signed and dated copies of all Employee Plans, including all plan documents, adoption agreements, and amendments and restatements thereto, related Board resolutions, vendor contracts, and service agreements.  Each Employee Plan, and the operation and administration thereof, is in all material respects in compliance with all Applicable Laws, including the requirements of ERISA and the Code.  With respect to each Employee Plan that is an employee pension benefit plan (as defined in Section 3(2) of ERISA) that is intended to qualify under Section 401(a) of the Code, Company has received from the Internal Revenue Service a favorable opinion, advisory, notification and/or determination letter, as applicable, that such plan satisfied the requirements of the Tax Reform Act of 1986 and the GUST amendments (a copy of which letter(s) has been delivered to Acquirer and its counsel) and nothing has occurred since the issuance of such opinion, advisory, notification and/or determination letter that would reasonably be expected to cause the loss of the Tax-qualified status of such Employee Plan.  Company has delivered to Acquirer’s counsel a true and complete copy of, to the extent applicable, (i) the 3 most recent annual report (Form 5500) with respect to each Employee Plan that is subject to ERISA or Code reporting requirements, including all attachments, schedules, financial statements and accountants’ opinions attached thereto, (ii) each trust agreement related to any Employee Plan, (iii) the most recent summary plan description and any employee booklets for each Employee Plan for which such a description is required, (iv) the most recent actuarial report relating to any Employee Plan subject to Title IV of ERISA and (v) insurance policies or Contracts relating to any Employee Plan.

(c)  As of the Agreement Date, no suit, administrative proceeding, action or other litigation has been brought or is threatened against or with respect to any Employee Plan, including any audit or inquiry by any Governmental Authority.

(d)  Neither Company, its Subsidiaries nor any of its ERISA Affiliates has ever been a participant in any “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) that was not otherwise exempt pursuant to Section 408 of ERISA (including any individual exemption granted under Section 408(a) of ERISA), or that could result in an excise Tax under the Code.

(e)  There has been no amendment to, interpretation or announcement (whether oral or in writing) by Company, its Subsidiaries or any of its ERISA Affiliates relating to, or change in employee participation or coverage under any Employee Plan that would materially increase the expense of maintaining such Employee Plan above the level of expense incurred in respect thereof during the calendar year 2005.

(f)  (i) None of Company, its Subsidiaries or any of its ERISA Affiliates has ever contributed to or been required to contribute to (x) any multi-employer pension plan as defined in Section 3(37) of ERISA Code (and will not have any contingent withdrawal Liability under ERISA) or (y) a “funded welfare plan” within the meaning of Section 419 of the and (ii) none of Company, its Subsidiaries or any of its ERISA Affiliates has ever contributed to any multiple employer plan as defined in Section 413(c) of the Code.

(g)  All Employee Plans, to the extent applicable, are in compliance with ERISA and Applicable Laws including the continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA, or similar provisions of state law.  As of the Effective Time, there will be no material outstanding, uncorrected violations under the Consolidation Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), with respect to any Employee Plan, covered employees or qualified beneficiaries.

(h)  All individuals who, pursuant to the terms of any Employee Plan, are entitled to participate in any Employee Plan currently are participating in such Employee Plan or have been offered an opportunity to do so.

(i)  Company and its Subsidiaries have timely filed and delivered to Acquirer’s counsel all annual reports (Form 5500) with respect to each Employee Plan that is subject to ERISA or Code reporting requirements.

(j)  None of Company, its Subsidiaries or any of its ERISA Affiliates has ever maintained, established, sponsored, participated in or contributed to any self-insured Employee Plan that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).  There has been no termination or partial termination of any Employee Plan intended to qualify under Section 401(a) of the Code within the meaning of Section 411(d)(3) of the Code.   No Employee Plan is subject to any surrender fees or services fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans.

(k)  To Company’s knowledge, as of the Agreement Date, no employee of Company or any of its Subsidiaries is in violation of any term of any employment Contract, any other Contract or any restrictive covenant relating to the right of any such employee to be employed by Company or any of its Subsidiaries or to use trade secrets or proprietary information of others, and the employment of any employee by Company or any of its Subsidiaries does not subject it to any Liability to any third party.

(l)  Except as provided in this Agreement, neither Company nor any of its Subsidiaries is a party to any (i) Contract with any employee or Employee Plan (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Company in the nature of any of the transactions contemplated by this Agreement (or any subsequent transactions), (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of employment of such employee or (ii) Contract or Employee Plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (or any subsequent transactions) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.  Neither Company nor any of its Subsidiaries has any obligation to pay any amount or provide any employee benefits (including any welfare benefits other than COBRA) to any former employee, officer, consultant or independent contractor or to any Person, except as otherwise specifically contemplated herein in connection with the Merger and the transactions contemplated hereby pursuant to the Company’s severance plan, the Employee Retention Bonus Program and the Management Carve-Out Bonus Plan, all in effect as of the Agreement Date.

(m)  A list of all employees, consultants and independent contractors of Company and its Subsidiaries and their current annual base compensation and target bonus as of the Agreement Date is set forth on Schedule 3.17(m) of the Company Disclosure Letter.

(n)  Schedule 3.17(n) of the Company Disclosure Letter lists each person who Company reasonably believes is, with respect to Company, its Subsidiaries and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder).

(o)  All contributions due from Company and its Subsidiaries with respect to any of the Employee Plans have been timely made under the terms of the applicable Employee Plan, ERISA, the Code and any other Applicable Law, or there is a period of time remaining for such contributions to be timely made.  All employee social security contributions and all vacation pay have been timely made or accrued on the Financial Statements, and no further contributions or vacation pay will be due or will have accrued thereunder as of the Closing Date, other than contributions and vacation pay accrued in the ordinary course of business, consistent with past practice, after the Balance Sheet Date as a result of the operations of Company or any of its Subsidiaries after the Balance Sheet Date.

(p)  Except as required by Applicable Laws, no condition exists that would prevent Company or any of its Subsidiaries from terminating or amending any Employee Plan at any time for any reason in accordance with the terms of each such Employee Plan without any Liability (other than normal and reasonable expenses typically incurred in a termination event).

(q)  Each International Employee Plan has been established, maintained and administered in compliance with its terms and conditions and with the requirements prescribed by all Applicable Laws.  No International Employee Plan has unfunded Liabilities that, as of the Closing Date, will not be offset by insurance or that are not fully accrued on the Financial Statements.

3.18  Insurance.  Each policy of insurance and bond (the “Insurance Policies”) now held by Company or any of its Subsidiaries is set forth on Schedule 3.18 of the Company Disclosure Letter, together with the name of the insurer, the type of policy or bond, the coverage amount and any applicable deductible.  All premiums due and payable under all such Insurance Policies have been timely paid.  Company and each of its Subsidiaries is in compliance in all material respects with the terms of its Insurance Policies, and all such Insurance Policies are in full force and effect.  Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of the Insurance Policies of the Company or any of its Subsidiaries.  There is no claim pending under any such Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policy.

3.19  Environmental, Health and Safety Matters.  (i) No methylene chloride or asbestos is contained in or has been used at or released from the Facilities; (ii) all Hazardous Materials and wastes of Company and its Subsidiaries have been disposed of in accordance with all Environmental and Safety Laws; (iii) neither Company nor any of its Subsidiaries has received any notice of any noncompliance of the Facilities or its past or present operations with Environmental and Safety Laws; (iv) no notices, administrative actions or suits are pending or, to the knowledge of the Company, threatened relating to an actual or alleged violation of any Environmental and Safety Laws by Company or any of its Subsidiaries; (v) neither Company nor any of its Subsidiaries is a potentially responsible party under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any analogous state, local or foreign laws arising out of events occurring prior to the Closing Date; (vi) there have not been in the past, and are not now, any Hazardous Materials on, under or migrating to or from any of the Facilities or any Property; (vii) there have not been in the past, and are not now, any underground tanks or underground improvements at, on or under any Property, including treatment or storage tanks, sumps, or water, gas or oil wells; (viii) there are no polychlorinated biphenyls deposited, stored, disposed of or located on any Property or in any of the Facilities or any equipment on the Property; (ix) there is no formaldehyde on any Property or in any of the Facilities, nor is any insulating material containing urea formaldehyde in any of the Facilities; (x) the Facilities and Company’s and each of its Subsidiaries’ uses and activities therein have at all times materially complied with all Environmental and Safety Laws; and (xi) Company and its Subsidiaries has all the permits and licenses required to be issued under federal, state, local or foreign laws regarding Environmental and Safety Laws and are in material compliance with the terms and conditions of those permits and licenses.  “Facilities” means all buildings and improvements on the Property. “Environmental and Safety Laws” means any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or that are intended to assure the safety of employees, workers or other persons, including the public.  “Hazardous Materials” means any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including those substances, materials and wastes defined in or regulated under any Environmental and Safety Laws, but excludes office and janitorial supplies properly and safely maintained.

3.20  Customers and Suppliers.

(a)  Neither Company nor any of its Subsidiaries has any outstanding material dispute concerning the Company Products and Services with any customer that, in the year ended December 31, 2005 or the year ended December 31, 2006, was one of the twenty largest sources of revenue for Company, based on amounts paid or payable (each, a “Significant Customer”).  Each Significant Customer is listed on Schedule 3.20(a) of the Company Disclosure Letter.  Neither Company nor any of its Subsidiaries has received any information or notice from any Significant Customer that such customer will not continue as a customer of Company (or the Surviving Corporation) or any of its Subsidiaries after the Closing or that any such customer intends to terminate or materially modify existing Contracts with Company (or the Surviving Corporation) or any of its Subsidiaries or reduce the amount paid to Company (or the Surviving Corporation) or any of its Subsidiaries for Company Products and Services.

(b)  Company has no outstanding material dispute concerning goods and/or services provided by any supplier who, in the year ended December 31, 2005 or the year ended December 31, 2006, was one of the ten largest suppliers of goods and/or services to Company, based on amounts paid or payable (each, a “Significant Supplier”).  Each Significant Supplier is listed on Schedule 3.20(b) of the Company Disclosure Letter.  As of the Agreement Date, Company has not received any information or notice from any Significant Supplier that such supplier will not continue as a supplier of Company after the Closing or that any such supplier intends to terminate or materially modify existing Contracts with Company.  Company has not received any notice of termination or interruption of any existing Contracts with any Significant Supplier.  Company has access, on commercially reasonable terms, to all goods and services reasonably necessary to carry on the Company Business, and Company has no Knowledge of any reason why it will not continue to have such access on commercially reasonable terms.

3.21  Restrictions on Business Activities.  There is no Contract, order, writ, injunction, award, judgment, decree or determination binding upon Company which has or could reasonably be expected to have the effect of prohibiting or impairing, in any material respect, any current or proposed business practice of Company, any acquisition of property by Company or the conduct of the Company Business.

3.22  Export Control Laws.  Company and each of its Subsidiaries has conducted its export transactions in accordance in all respects with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act and Export Administration Regulations.  Without limiting the foregoing: (a) Company and each of its Subsidiaries has obtained all export classifications, licenses or other approvals required for its exports of products, software and technologies from the United States; (b) Company and each of its Subsidiaries is in compliance with the terms of all applicable export classifications, licenses or other approvals; (c) there are no pending or, to Company’s knowledge, threatened claims or enforcement actions against Company or any of its Subsidiaries with respect to such export transactions, export classifications, licenses or other approvals; (d) there are no actions, conditions or circumstances pertaining to export transactions of Company or any of its Subsidiaries that would reasonably be expected to give rise to any future claims or enforcement actions; and (e) no consents or approvals for the transfer of export licenses to Acquirer are required, except for such consents and approvals that can be obtained expeditiously without material cost.  Company has provided to Acquirer, or its counsel, copies of all documentation submitted to the Department of Commerce, or any other U.S. government agencies, in connection with export classification requests, license applications or other export control matters for the Company’s products.

3.23  Accounts Receivable.  The accounts receivable shown on the Balance Sheet and for purposes of calculating Net Working Capital, in the Net Working Capital Certificate, arose in the ordinary course of business, consistent with past practice, represented bona fide claims against debtors for sales and other charges and have been collected or are collectible in the book amounts thereof, less an amount not in excess of the allowance for doubtful accounts provided for in the Balance Sheet and/or the Net Working Capital Certificate, as the case may be.  Except as disclosed on the Balance Sheet, none of the accounts receivable of Company or any of its Subsidiaries is subject to any claim of offset, recoupment, setoff or counter-claim, and Company has no knowledge of any specific facts or circumstances (whether asserted or unasserted) that could reasonably be expected to give rise to any such claim.  No material amount of accounts receivable is contingent upon the performance by Company or any of its Subsidiaries of any obligation or Contract other than normal warranty repair and replacement.  No Person has any Encumbrance on any of such accounts receivable, and no agreement for deduction or discount has been made with respect to any of such accounts receivable.  Schedule 3.23 of the Company Disclosure Letter sets forth as of June 11, 2007 an aging of Company’s and its Subsidiaries’ accounts receivable in the aggregate and by customer and indicates the amounts of allowances for doubtful accounts and warranty returns and the amounts of accounts receivable that are subject to asserted warranty claims.

3.24  Certain Payments.  Company and each of its Subsidiaries has complied with, is not in violation of, and has not received any written notices of violation with respect to, any Applicable Law with respect to the conduct of its business, or the ownership or operation of its business, except, in each case, which violation would not be material to Company.  Neither Company, its Subsidiaries nor to the Company’s knowledge, any director, officer, Affiliate or employee thereof, has on behalf of or with respect to the Company, (i) made any unreported political contribution, (ii) made or to the Company’s knowledge received any payment that was not legal to make or receive, (iii) engaged in any transaction or made or received any payment that was not properly recorded on the books of the Company, (iv) created or used any off-book bank or cash account or slush fund, or (v) engaged in any conduct constituting a violation of the Foreign Corrupt Practices Act of 1977, as amended.

3.25  Corporate Documents.  Company has provided to Acquirer’s counsel complete and correct copies of all documents identified on the Company Disclosure Letter and each of the following:  (a) copies of the Articles of Incorporation and Bylaws of Company and each of its Subsidiaries, each as currently in effect; (b) copies of the minute books containing records of all proceedings, consents, actions and meetings of the Board of Directors, committees of the Board of Directors and shareholders of Company and each of its Subsidiaries; (c) copies of the stock ledger, journal and other records reflecting all stock issuances and transfers and all stock option grants and agreements of Company and each of its Subsidiaries; and (d) all material permits, orders and consents issued by any regulatory agency with respect to Company and each of its Subsidiaries, or any securities of Company, and all applications for such permits, orders and consents.

3.26  No Brokers.  Except pursuant to the terms of the contract by and between the Company and Montgomery & Co., LLC dated as of July 20, 2006 (a copy of which has been provided to Acquirer’s counsel), neither Company, its Subsidiaries nor any Affiliate of Company is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement, and Acquirer will not incur any Liability, either directly or indirectly, to any such investment banker, broker, finder or similar party as a result of this Agreement, the Merger or any act or omission of Company or any of its Subsidiaries, any of its Affiliates or any of their respective directors, officers, employees, shareholders or agents.

3.27  Board Actions; Takeover Statutes.  Company’s Board of Directors, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of the Company’s Board of Directors, has (i) determined that this Agreement and the Merger are in the best interests of Company and the Company Shareholders and are on terms that are fair to the Company Shareholders, (ii) approved, and declared advisable this Agreement and approved and declared advisable the Merger, and (iii) directed that the Merger, this Agreement, and all other agreements, transactions and actions contemplated hereby and thereby that require a vote of the Company Shareholders will be submitted to the vote and approval of the Company Shareholders and unanimously recommended such approval.  Company and its Board of Directors shall have taken all actions, subject to approval by the Company Shareholders, such that the restrictive provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination,” “interested shareholder” or other similar anti-takeover statute or regulation, and any anti-takeover provision in the governing documents of Company, will not be applicable to any of Company, Acquirer or the Surviving Corporation or to the execution, delivery or performance of the transactions contemplated by this Agreement, the Shareholder Agreements and Irrevocable Proxies (as defined Section 5.7(a)) or any Company Ancillary Agreement, including the consummation of the Merger or any of the other transactions contemplated hereby or thereby.

3.28  Vote Required.  Except as otherwise contemplated herein, the affirmative vote at a meeting of the Company Shareholders of (i) two-thirds of the Company Shareholders, voting as a single class, (ii) a majority of the Series C, Series D and Series E Preferred Stock, voting as a single class, and (iii) two-thirds of the Series E Preferred Stock, voting as a class, are the only votes of the Company Shareholders necessary to approve the Merger, this Agreement, the Company Ancillary Agreements and all other agreements, transactions and actions contemplated hereby and thereby, including with respect to the filing of the Restated Articles with the Washington Secretary of State immediately prior to the Effective Time (such approval, the “Company Shareholder Approval” and such shareholders’ meeting, the “Company Shareholders Meeting”).  The affirmative vote of the shares of Company Common Stock and Company Preferred Stock represented by the Irrevocable Proxies to be provided by the Shareholders listed on Exhibit B-1, and as described in Section 5.7(a), is sufficient for the Company Shareholder Approval.

3.29  Disclosure.  Neither this Agreement, including its Exhibits and Schedules and the Company Disclosure Letter, nor any Company Ancillary Agreements delivered or made available to Acquirer under this Agreement, taken together, contains or will contain at the Closing any untrue statement of a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF ACQUIRER AND SUB

Acquirer and Sub represent and warrant to Company as follows:

4.1  Organization and Good Standing.  Acquirer is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has the corporate power and authority to own, operate and lease its properties and to carry on its business as presently being conducted and as proposed to be conducted.  Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington and has the corporate power and authority to own, operate and lease its properties and to carry on its business as presently being conducted.

4.2  Power, Authorization and Validity.

(a)  Acquirer has the corporate power and authority to enter into and perform its obligations under this Agreement and all Acquirer Ancillary Agreements.  The execution, delivery and performance of this Agreement and the Acquirer Ancillary Agreements, and the Merger, have been duly and validly approved and authorized by Acquirer, and this Agreement has been duly executed and delivered by Acquirer.  Sub has the corporate power and authority to enter into and perform its obligations under this Agreement and all Sub Ancillary Agreements.  The execution, delivery and performance of this Agreement and the Sub Ancillary Agreements, and the Merger, have been duly and validly approved and authorized by Sub, and this Agreement has been duly executed and delivered by Sub.

(b)  No filing, authorization, consent, approval, permit, order, registration or declaration, governmental or otherwise, is necessary to enable Acquirer and Sub to enter into, and to perform their respective obligations under, this Agreement, the Acquirer Ancillary Agreements or the Sub Ancillary Agreements, except for:  (i) the filing of the Articles of Merger and the Plan of Merger with the Office of the Secretary of State of the State of Washington; (ii) the filing by Acquirer with the SEC of such reports and information under the Exchange Act, and the rules and regulations promulgated by the SEC thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; (iii) the filing of a registration statement on Form S-8 with the SEC after the Closing Date covering the shares of Acquirer Common Stock issuable pursuant to New Company Options assumed hereunder; and (iv) such other filings, authorizations, consents, approvals, permits, orders, registrations and declarations, if any, that if not made or obtained by Acquirer or Sub would not be material to Acquirer’s or Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement, the Acquirer Ancillary Agreements and the Sub Ancillary Agreements.

(c)  This Agreement and the Acquirer Ancillary Agreements are, or when executed by Acquirer will be, valid and binding obligations of Acquirer enforceable against Acquirer in accordance with their respective terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.  This Agreement and the Sub Ancillary Agreements are, or when executed by Sub will be, valid and binding obligations of Sub enforceable against Sub in accordance with their respective terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.3  No Conflicts.  Neither the execution and delivery of this Agreement, the Acquirer Ancillary Agreements or the Sub Ancillary Agreements, nor the consummation of any of the transactions contemplated herein or therein, will (a) conflict with, result in any violation or default under (with or without notice or lapse of time, or both), give rise to a right of termination, cancellation or acceleration or any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to (i) any provision of the Certificate of Incorporation or Bylaws of Acquirer and the Articles of Incorporation or Bylaws of Sub, each as currently in effect, (ii) any Applicable Law, or (iii) any Contract to which Acquirer or Sub is a party or by which Acquirer or Sub or any of their respective assets or properties are bound or affected, except, in the case of clauses (ii) and (iii), as would not be material to Acquirer’s or Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement.

4.4  Financing.  Acquirer has, or has available to it, sufficient funds to consummate the transactions contemplated by this Agreement.

4.5  No Prior Sub Operations.  Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

ARTICLE 5

ADDITIONAL AGREEMENTS

5.1  Advice of Changes.  Each of Acquirer, Sub and Company will promptly advise the other parties hereto in writing of (a) any event occurring after the Agreement Date that would render any representation or warranty of such party contained in this Agreement to be untrue or inaccurate, in either case if made on or as of the date of such event or the Closing Date; (b) any breach of any covenant or obligation of such party pursuant to this Agreement, or any Company Ancillary Agreement, Acquirer Ancillary Agreement or Sub Ancillary Agreement; and (c) any Effect that has a Material Adverse Effect on such Party.

5.2  Maintenance of Business.  If Company becomes aware of a material deterioration in the relationship between Company or any of its Subsidiaries and any Significant Customer, Management Employee or significant number of other employees of Company or any of its Subsidiaries, it will promptly bring such information to the attention of Acquirer in writing and, if requested by Acquirer, will exert all commercially reasonable efforts to restore and retain the relationship.

5.3  Conduct of Business.  Company and its Subsidiaries will continue to conduct its business in the ordinary course of business, consistent with past practice, and, to the extent consistent therewith, will use all commercially reasonable efforts to carry on and preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, licensors, licensees and others with whom Company or any of its Subsidiaries has contractual or other commercial relations in substantially the same manner as they have prior to the Agreement Date; provided, however, that prior to the Closing, neither Company nor any of its Subsidiaries will, except as may be required in the performance of this Agreement, do, cause or permit any of the following, without Acquirer’s prior written consent (which consent shall not be unreasonably withheld or delayed):

(a)  incur any Liability as guarantor or surety with respect to any obligation or make any loan, advance or capital contribution to, or invest in, any Person, except for the endorsement of checks and other negotiable instruments and the making of travel loans or advances (which travel expenses will be documented by receipts for the claimed amounts in accordance with past practice), in each case that are in the ordinary course of business, consistent with past practice, and that are not material in amount;

(b)  incur any Liability other than in the ordinary course of business, consistent with past practice, or incur any indebtedness for borrowed money;

(c)  place any Encumbrance on any of its material properties or grant any Encumbrance with respect to any of its material assets;

(d)  purchase, license, sell or otherwise dispose of, or enter into any Contract for the purchase, license, sale or other disposition of, any assets other than with respect to the purchase, license, sale or disposition of Company Products and Services in the ordinary course, consistent with past practice;

(e)  declare, set aside or pay any dividend on, or make any other distribution in respect of, its capital stock, split, combine or recapitalize its capital stock or directly or indirectly redeem, purchase or otherwise acquire its capital stock (except for the repurchase of stock from its directors, officers, employees, consultants or independent contractors in connection with the termination of their services to it at the original purchase price of such stock);

(f)  enter into, amend, relinquish, terminate or not renew any Material Agreement;

(g)  pay or discharge any Encumbrance or Liability other than in the ordinary course of business, consistent with past practice;

(h)  incur any Liability to any of its shareholders, directors, officers or other employees (except for the making of travel loans or advances for which travel expenses will be documented by receipts for the claimed amounts in accordance with past practice), in each case other than in the ordinary course of business, consistent with past practice, and that are not material in amount;

(i)  other than as contemplated by this Agreement, amend or change its Articles of Incorporation or Bylaws;

(j)  defer the payment of any accounts payable other than in the ordinary course of business, consistent with past practice;

(k)  other than as set forth on Company Disclosure Letter and other than as contemplated by this Agreement, sell, issue, create, grant or authorize the issuance or grant of (i) any shares of its capital stock of any class or series or any other security (other than pursuant to the exercise of outstanding Company Options identified on Schedule 3.4(b)-1 of the Company Disclosure Letter), (ii) any option, call, warrant, obligation, subscription or other right to acquire any shares of its capital stock of any class or series or any other security, or (iii) any instrument convertible into or exchangeable for any shares of its capital stock of any class or series or any other security;

(l)  other than as set forth on the Company Disclosure Letter and other than the approval and adoption of the 2007 Equity Incentive Plan in substantially the form attached as Exhibit D hereto, increase or modify any bonus, pay any royalty, pay any increased salary, pay any severance or special remuneration, increase or modify any pension, insurance or other employee benefit plan, payment or arrangement (including the grant of stock options, restricted stock awards or stock appreciation rights or the modification of any exercise or conversion rights, exercise or purchase prices or vesting or release of any shares of its capital stock or other securities) or incur any Liability to, for or with any director, officer, employee, consultant or independent contractor (except as is already accrued or pursuant to existing Contracts disclosed in Schedule 3.17(b) of the Company Disclosure Letter), amend any existing or enter into any new employment, consulting or severance agreement with any such person, or enter into any new Contract or plan of the type described in Section 3.17(b);

(m)  other than as set forth on the Company Disclosure Letter, waive or release any material right or claim;

(n)  except for the Merger, merge, consolidate or reorganize with, or acquire, any Person;

(o)  make or change any election, change an annual accounting period, adopt or change any accounting method, file any Return unless a copy of such Return has first been delivered to Acquirer for its review and approval at a reasonable time prior to filing, file any amended Tax Return, enter into any closing agreement, agree to any audit assessment by any Tax authority, settle any Tax claim or assessment relating to Company or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Company or any of its Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax Liability of Company or any of its Subsidiaries for any period ending after the Closing Date or decreasing any Tax Attribute of Company or any of its Subsidiaries existing on the Closing Date; neither Company nor any of its Subsidiaries will enter into any intercompany agreement without providing copies of such agreements to Acquirer and obtaining the Acquirer’s approval;

(p)  change any insurance coverage or issue any certificates of insurance (except for the planned renewal of existing policies on terms not materially different from those in effect on the Agreement Date and described in the Company Disclosure Letter);

(q)  commence a lawsuit other than (i) for the routine collection of bills or (ii) in such cases where it in good faith determines that failure to commence such a lawsuit would result in the material impairment of a valuable aspect of the Company Business; provided, however, that it consults with Acquirer at a reasonable time prior to the filing of such a lawsuit; or

(r)  agree, or enter into any negotiations, discussions or agreement, to do any of the things described in the preceding clauses 5.3(a) through 5.3(q).

5.4  Regulatory Approvals.

(a)  Company will, and Company will cause each of its Subsidiaries to, promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority that may be reasonably required, or that Acquirer may reasonably request, in connection with the consummation of the transactions provided for herein.  Company will use all reasonable efforts to obtain, or assist Acquirer in obtaining, all such authorizations, approvals and consents and shall pay any associated filing fees payable by the Company with respect to such authorizations, approvals and consents.

(b)  Notwithstanding anything in this Agreement to the contrary, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, it is expressly understood and agreed that:  (i) Acquirer will not have any obligation to litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; and (ii) Acquirer will be under no obligation to make proposals, execute or carry out agreements or submit to orders providing for (A) the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Acquirer or any of its Affiliates or Company or any of its Subsidiaries, (B) the imposition of any limitation or regulation on the ability of Acquirer or any of its Affiliates to freely conduct their business or own such assets, or (C) the holding separate of the shares of Company Capital Stock or any limitation or regulation on the ability of Acquirer or any of its Affiliates to exercise full rights of ownership of the shares of Company Capital Stock (any of the foregoing, an “Antitrust Restraint”).

5.5  Necessary Consents.  Company will use all reasonable efforts to obtain such written consents, assignments, waivers and authorizations or other certificates from third parties (including those listed on Schedule 3.5 of the Company Disclosure Letter), give notices to third parties and take such other actions as may be necessary or appropriate, in addition to those set forth in this Article 5, to facilitate and effect the consummation of the transactions provided for herein and to facilitate and allow Acquirer and the Surviving Corporation to carry on the Company Business after the Effective Time and to keep in effect and avoid the breach of, violation of, termination of, or adverse change to any Contract to which Company or any of its Subsidiaries is a party or is bound or by which any of its assets or properties are bound or affected.

5.6  Litigation.  Company will (i) notify Acquirer in writing promptly after learning of any action, suit, arbitration, mediation, proceeding, claim or investigation by or before any Governmental Authority or arbitrator initiated by or against it or any of its Subsidiaries, or known by Company to be threatened against Company, its Subsidiaries or any of its respective directors, officers, employees or shareholders in their capacity as such (“New Litigation Claim”), (ii) notify Acquirer of ongoing material developments in any New Litigation Claim and (iii) consult in good faith with Acquirer regarding the conduct of the defense of any New Litigation Claim.

5.7  No Other Negotiations.

(a)  Immediately following the execution and delivery of this Agreement, Company will use commercially reasonable efforts to secure from each Company Shareholder listed on Exhibit B-1 attached hereto a shareholder agreement substantially in the form of Exhibit B-2 attached hereto (the “Shareholder Agreement”) and an irrevocable proxy in favor of certain officers of Acquirer, as attached as Exhibit A to the Shareholder Agreement (the “Irrevocable Proxy”).

(b)  Company and its Subsidiaries will not, nor will they authorize or permit any of its directors, officers, employees, shareholders or Affiliates or any investment banker, attorney or other advisor or representative retained by any of them (all of the foregoing, collectively, the “Company Representatives”) to, directly or indirectly:  (i) solicit, initiate, seek, entertain, facilitate, support, encourage or induce the making, submission or announcement of any Acquisition Proposal or take any other action that would reasonably be expected to lead to an Acquisition Proposal or a proposal therefor; (ii) consider any inquiry, expression of interest, offer or proposal concerning any Acquisition Proposal (other than to respond to such inquiry, expression of interest, offer or proposal by indicating that Company and its Subsidiaries are not interested in any Acquisition Proposal); (iii) furnish any information regarding Company or any of its Subsidiaries to any Person in connection with or in response to any inquiry, expression of interest, offer or proposal concerning any Acquisition Proposal (other than to respond to such inquiry, expression of interest, offer or proposal by indicating that Company and its Subsidiaries are not interested in any Acquisition Proposal); (iv) participate in any communications or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of, any Acquisition Proposal or a proposal therefor; (v) cooperate with, facilitate or encourage any effort or attempt by any Person to effect any Acquisition Proposal; (vi) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal; (vii) execute, enter into or become bound by any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Proposal; or (viii) submit any Acquisition Proposal to the vote of any Company Securityholders or the securityholders of any of its Subsidiaries.  Company and its Subsidiaries will immediately cease any and all existing activities, communications or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal.  Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.7(b) by any Company Representative will be deemed to be a breach of this Section 5.7(b) by Company.  Notwithstanding the foregoing, prior to execution of the Company Shareholder Agreement, the Company’s Board of Directors may withhold, withdraw, amend or modify its recommendation to the Company Shareholders if (A) it receives an unsolicited written Acquisition Proposal and reasonably concludes in good faith (following the receipt of advice from its legal counsel) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated (taking into account all legal, financial and regulatory aspects of the proposal, the likelihood of the proposal being financed and the Person making the proposal), and would, if consummated, result in a transaction more favorable to the Company Shareholders from a financial point of view than the Merger and (B) it reasonably concludes in good faith (following the receipt of advice from outside counsel) that modification or withdrawal of its recommendation is required in order to comply with its fiduciary obligations to the Company Shareholders under Washington Law.

(c)  In addition to the obligations set forth in Section 5.7(b), Company as soon as reasonably practicable (and in no event more than one business day thereafter) will advise Acquirer orally and in writing of (i) any Acquisition Proposal or a proposal therefore, (ii) any request for nonpublic information or for access to any of the properties, books or records of Company or any of its Subsidiaries by any Person other than Acquirer, (iii) any inquiry, expression of interest, offer or proposal with respect to or that Company reasonably believes could lead to an Acquisition Proposal, or (iv) any notice that any Person is considering making an Acquisition Proposal.  Such notice will describe (1) the material terms and conditions of such Acquisition Proposal, request, inquiry, expression of interest, offer or proposal and (2) the identity of the Person or group making any such Acquisition Proposal, request, inquiry, expression of interest, offer or proposal.  Company will keep Acquirer informed as promptly as reasonably practicable in all material respects of the status and details (including material amendments or proposed amendments) of any such Acquisition Proposal, request, inquiry, expression of interest, offer or proposal.  Company shall provide Acquirer with 48 hours prior notice (or such lesser prior notice as is provided to the members of the Company’s Board of Directors) of any meeting of the Company’s Board of Directors at which the Company’s Board of Directors is reasonably expected to discuss any Acquisition Proposal.

5.8  Access to Information.  Company will provide Acquirer and its agents with full access at reasonable times and intervals to the files, books, records, technology, properties, assets, Contracts, personnel and offices of Company and its Subsidiaries, including any and all information relating to Taxes, commitments, Contracts, real, personal and intangible property, Liabilities and financial condition.  Company will cause its accountants to cooperate with Acquirer and its agents in making available all financial information reasonably requested by Acquirer, including all working papers pertaining to all financial statements prepared or audited by such accountants.

5.9  Satisfaction of Conditions Precedent.  Each party hereto will use all commercially reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Articles 7 and 8 as promptly as reasonably possible and will use all commercially reasonable efforts to cause the transactions provided for herein to be consummated as promptly as reasonably possible.

5.10  Employees.

(a)  Concurrently with the execution and delivery of this Agreement, and as a condition and inducement for the parties’ willingness to enter into this Agreement, each of the employees of Company (or any of its Subsidiaries or of the Surviving Corporation) listed on Exhibit A attached hereto (each, a “Key Employee”) is executing and delivering to Acquirer each of the following documents that will be effective subject to the occurrence of and as of the Effective Time:  (i) an offer letter for employment with Acquirer or its Subsidiaries; and (ii) Acquirer’s standard employee invention assignment and confidentiality agreement (with the documents described in the foregoing clauses (i) and (ii) the “Key Employee Documents”).

(b)  To the extent permitted by Applicable Law and subject to receipt of such employee consents as may be required by Applicable Law, Company shall cooperate and work with Acquirer to help Acquirer identify employees of Company or any of its Subsidiaries to whom Acquirer may elect to offer continued employment with Acquirer or any of its Subsidiaries (including the Surviving Corporation).  With respect to each employee of Company or any of its Subsidiaries who receives an offer of employment from Acquirer or any of its Subsidiaries (including the Surviving Corporation) (each, an “Offeree”), Company shall assist Acquirer with its efforts to enter into an offer letter and Acquirer’s standard Assignment of Invention, Nondisclosure and Nonsolicitation Agreement (collectively, the “Offeree Documents”) with such employee as soon as practicable after the Agreement Date and in any event prior to the Closing Date.  Company will use reasonable efforts to retain the employment of each Offeree and each Key Employee prior to and through the Closing Date, and shall use reasonable efforts to assist Acquirer as reasonably requested with its efforts to secure their continued employment after the Closing by Acquirer or any of its Subsidiaries (including the Surviving Corporation), and Company will promptly notify Acquirer if it becomes aware that any such employee intends to leave the employ of Company or any of its Subsidiaries.  Notwithstanding any of the foregoing, neither Acquirer nor any of its Subsidiaries (including the Surviving Corporation) shall have any obligation to make an offer of employment to any employee of Company.  With respect to matters described in this Section 5.10, Company will consult with Acquirer (and will consider in good faith the advice of Acquirer) prior to sending any notices or other communication materials to its employees.  Effective no later than immediately prior to the Closing, Company shall terminate the employment of each of those employees of Company or any of its Subsidiaries who have not received an offer of continued employment with Acquirer or any of its Subsidiaries (including the Surviving Corporation) prior to the Closing Date (the “Designated Employees”).

(c)  Prior to the Effective Time, Company shall take all corporate action necessary to approve the 2007 Equity Incentive Plan substantially in the form attached hereto as Exhibit D.

(d)  Prior to the Effective Time, Company will grant up to 18,000,000 (which amount may be adjusted upon the written consent of Acquirer and the Company) New Company Options from the reserve of shares of Series E Preferred Stock under the 2007 Equity Incentive Plan and unless indicated otherwise by Acquirer in writing, such New Company Options shall (i) be issued solely to those persons to whom Acquirer makes an offer of employment in amounts agreed upon by Acquirer and Company, (ii) be incentive stock options under the Code with an exercise price per share equal to the fair market value of the Series E Preferred Stock on the date of grant, (iii) vest over a four-year period with 25% vesting on the first anniversary of the date of grant, with the balance vesting ratably monthly over the remaining three years thereafter, (v) not provide for acceleration of vesting upon any event, and (vi) have a ten year term.

5.11  Termination of Employee Plans.  Effective as of the day immediately preceding the Closing Date, Company shall terminate all Employee Plans that include a Code Section 401(k) arrangement (“Company 401(k) Plans”).  Unless Acquirer provides such written notice to Company, no later than five business days prior to the Closing Date, Company will provide Acquirer with evidence that such Company 401(k) Plan(s) have been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of Company’s Board of Directors.

5.12  Company Shareholder Approval and Board Recommendation.

(a)  Company shall take all action necessary in accordance with this Agreement, Washington Law, its Articles of Incorporation and its Bylaws to secure the Company Shareholder Approval.  Company’s obligation to secure the Company Shareholder Approval in accordance with this Section 5.12(a) will not be limited or otherwise affected by the commencement, disclosure, announcement or submission to Company of any Acquisition Proposal or by any withholding, withdrawal, amendment or modification of the recommendation of Company’s Board of Directors to the Company Shareholders in favor of the Company Shareholder Approval, except as otherwise permitted herein.  Company shall exercise commercially reasonable efforts to obtain the approval of the Merger, this Agreement, the 2007 Equity Incentive Plan and the filing of the Restated Articles with the Washington Secretary of State from each Company Shareholder.

(b)  (i) Company’s Board of Directors shall unanimously recommend that the Company Shareholders vote in favor of the approval of the Merger, this Agreement, the 2007 Equity Incentive Plan and the filing of the Restated Articles with the Washington Secretary of State, (ii) the Information Statement or any other disclosure document distributed to the Company Shareholders in connection with this transaction shall include a statement to the effect that Company’s Board of Directors has unanimously recommended that the Company Shareholders vote in favor of the approval of the Merger, this Agreement, the 2007 Equity Incentive Plan and the filing of the Restated Articles with the Washington Secretary of State and (iii) direct that the approval of the Merger, this Agreement, the 2007 Equity Incentive Plan and the filing of the Restated Articles the 2007 Equity Incentive Plan be submitted to the Company Shareholders for consideration and recommend that all of the Company Shareholders approve each such matter.

(c)  As soon as practicable after the execution of this Agreement, the Company shall distribute an information statement and form of proxy or written consent for the Company Shareholders in a form approved in advance by Acquirer to approve the Merger, this Agreement, 2007 Equity Incentive Plan and the filing of the Restated Articles with the Washington Secretary of State immediately prior to the Effective Time (such information statement, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed or delivered to the Shareholders (the “Information Statement”).  The Company shall use its best efforts to cause the Information Statement to comply in all material respects with applicable federal and state securities laws requirements and Applicable Law.  Each of Acquirer and Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Information Statement.  The Company will promptly advise Acquirer and Acquirer will promptly advise the Company in writing if at any time prior to the Effective Time either the Company or Acquirer shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained or incorporated by reference therein not misleading or compliance with applicable law.  The Information Statement shall contain the unanimous recommendation of the Company Board that the Company Shareholders approve the Merger, this Agreement, the 2007 Equity Incentive Plan and the filing of the Restated Articles with the Washington Secretary of State and the conclusion of the Company Board that the terms and conditions of the Merger are fair and reasonable to the Company Shareholders.  The Information Statement shall also contain any applicable notice requirements and applicable information required under Applicable Law and shall provide that any holders of Company Capital Stock who desire to exercise dissenters’ rights must do so within the shortest statutory period permitted under Applicable Law.  Anything to the contrary contained herein notwithstanding, the Company shall not include in the Information Statement any information with respect to Acquirer or its affiliates or associates (including Sub), the form and content of which information shall not have been approved in writing by Acquirer prior to such inclusion.  Whenever any event occurs which is required to be set forth in an amendment or supplement to the Information Statement, Company or Acquirer, as the case may be, will promptly inform the other of such occurrence and cooperate in preparing and mailing to Company Shareholders such amendment or supplement.

(d)  The Company shall, as promptly as practicable after the Agreement Date, establish a record date (which date will be as promptly as reasonably practicable following the Agreement Date) for, duly call, give notice of, convene and hold, the Company Shareholders Meeting for the sole purpose of obtaining the Company Shareholder Approval.  The Company will use its commercially reasonable efforts to solicit from its shareholders the Irrevocable Proxies and votes in favor of the Company Shareholder Approval and will take all other action necessary or advisable to obtain such approvals and to secure the vote or consent of its shareholders required by and in compliance with Washington Law and its Articles of Incorporation and Bylaws.  The Company (i) shall consult with Acquirer regarding the date and time of the Company Shareholders Meeting, (ii) shall not postpone or adjourn the Company Shareholders Meeting except to the extent necessary to ensure that any necessary (which determination shall not be made before consulting with Acquirer) supplement or amendment to the Information Statement is provided to the Company Shareholders in advance of a vote on the Merger.

(e)  Company Certificates and Schedules.  Company will prepare and deliver to Acquirer, not later than five business days prior to the Closing Date, a draft of the Net Working Capital Certificate.  The Company and Acquirer will prepare a spreadsheet (the “Spreadsheet”) in the form provided by Acquirer prior to the Closing (with a draft of such Spreadsheet to be prepared and delivered by Company to Acquirer not later than five business days prior to the Closing Date), reasonably acceptable to Company and the Exchange Agent, which spreadsheet shall set forth all of the following information (in addition to the other required data and information specified therein), as of the Closing Date and immediately prior to the Effective Time:  (a) the names of all the Series E Holders and their respective addresses and where available, taxpayer identification numbers; (b) the names of all New Company Option holders and their respective addresses and where available, taxpayer identification numbers the number of New Company Options held by such Persons; (c) the calculation of the Acquirer Stock Price, the Employee Retention Bonus Program Amount, the Escrow Amount, the Defense Amount, the Management Carve-Out Bonus Plan and Transaction Success Bonuses Escrow Amount, the Management Carve-Out Bonus Plan Amount, the New Company Option Exchange Ratio, the Series E Merger Consideration, the Series E Cash Amount Per Share, the Total Merger Consideration and the Transaction Success Bonuses Amount; (d)  each Series E Holder’s Pro Rata Share by percentage and the interest in dollar terms of each Series E Holder’s Pro Rata Share Pro Rata Share of the Escrow Fund and the Defense Amount; (e) the Plan Participants and Employee Retention Bonus Program participants and their respective addresses and where available, taxpayer identification numbers; (f) the dollar amount allocated to such Plan Participants and the Employee Retention Bonus Program participants pursuant to such plans and any vesting restrictions with respect to such amounts; and (g) each Plan Participant’s Pro Rata Share by percentage and the interest in dollar terms of each Plan Participant’s Pro Rata Share of the Escrow Fund.

5.13  Termination of Company Investor Rights, Voting Shareholder and Registration Rights Agreements.  The Company shall take all steps as may be necessary to ensure the termination immediately prior to or contemporaneously with the Closing of any voting agreement or shareholders agreement among the Shareholders, and all Company investor rights granted by the Company to its shareholders and in effect prior to the Closing, including rights of co-sale, voting, registration, first refusal, board observation or information or operational covenants and specifically including the Amended and Restated Market Standoff Agreement dated March 13, 2001, the Second Amended and Restated Investors Rights Agreement dated July 5, 2001, the Second Amended and Restated Registration Rights Agreement, dated July 5, 2001 and the Company Voting Agreement dated July 5, 2001 (the “Shareholder Agreements”).

5.14  Parachute Payment Waivers.  Company will use commercially reasonable efforts to obtain and deliver to Acquirer, prior to the initiation of the requisite shareholder approval procedure under Section 5.15, a parachute payment waiver, in substantially the form attached hereto as Exhibit E (the “Parachute Payment Waiver”), executed by each Person who Company reasonably believes is, with respect to Company, and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately prior to the initiation of the requisite shareholder approval procedure under Section 5.15, and who might otherwise have, receive or have the right or entitlement to receive a parachute payment under Section 280G of the Code, pursuant to which each such Person will agree to waive any and all right or entitlement to the parachute payments to the extent the value thereof exceeds 2.99 times such Person’s base amount determined in accordance with Section 280G of the Code and the regulations promulgated thereunder, unless the requisite shareholder approval of such parachute payments is obtained pursuant to Section 5.15.

5.15  Section 280G Shareholder Approval.  Upon and subject to receipt of the Parachute Payment Waivers, Company will use its commercially reasonable efforts to obtain the approval by such number of Company Shareholders as is required by the terms of Section 280G(b)(5)(B) of the Code so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all accelerated vesting payments, benefits, options and/or stock provided pursuant to Contracts that might otherwise result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code, with such shareholder vote to be obtained in a manner that satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder.

5.16  Tax Matters.

(a)  Company shall use its commercially reasonable efforts to cause the delivery to Acquirer at or prior to the Closing of a true, correct and complete copy of each election statement under Section 83(b) of the Code filed by each Person who acquired unvested shares of Company Capital Stock (where applicable) after the Agreement Date (or prior to the Agreement Date to the extent not previously provided by Company), together with evidence of timely filing of such election statement with the appropriate Internal Revenue Service Center.

(b)  Company will (and will cause its Subsidiaries to) (i) retain all books and records with respect to Tax matters pertinent to Company relating to any taxable period beginning on or before the Closing Date (collectively, “Tax Records”) and abide by all record retention agreements entered into with any Tax authority and (ii) give Acquirer reasonable written notice prior to transferring, destroying or discarding any such Tax Records.  For purposes of the foregoing sentence, the Tax Records shall include copies of workpapers, supporting documents and legal documents, whether prepared by Company, its Subsidiaries or by its outside accountants, legal counsel or other service providers.  To the extent necessary, Company will (and will cause its Subsidiaries to) obtain copies of all Tax Documents from sources outside of Company and its Subsidiaries, which may include outside service providers.

(c)  Upon Acquirer’s request, Company will use its best efforts to obtain any certificate or other document from any Governmental Authority or other Person as may be reasonably necessary to mitigate, reduce or eliminate any Tax that could be imposed on Company or any of its Subsidiaries (including with respect to the transactions contemplated hereby).

5.17  Assumption of Options; Related Matters.

(a)  At the Effective Time, each New Company Option held by a Continuing Employee that is unexpired, unexercised and outstanding immediately prior to the Effective Time, whether vested or unvested, shall, on the terms and subject to the conditions set forth in this Agreement, be assumed by Acquirer.  Each such New Company Option so assumed by Acquirer under this Agreement shall continue to have, and be subject to, the same terms and conditions (including, if applicable, the vesting arrangements and other terms and conditions set forth in the 2007 Equity Incentive Plan and the applicable stock option agreement) as are in effect immediately prior to the Effective Time, except that:

(i)  each New Company Option shall be exercisable for that number of whole shares of Acquirer Common Stock equal to the product (rounded down to the next whole number of shares of Acquirer Common Stock, with no cash being payable for any fractional share eliminated by such rounding) of (A) the number of shares of Series E Preferred Stock that were issuable upon exercise of such New Company Option immediately prior to the Effective Time and (B) the New Company Option Exchange Ratio;

(ii)  the per share exercise price for the shares of Acquirer Common Stock issuable upon exercise of such assumed New Company Option shall be equal to the quotient (rounded up to the next whole cent) obtained by dividing (A) the exercise price per share of Series E Preferred Stock at which such New Company Option was exercisable immediately prior to the Effective Time by (B) the New Company Option Exchange Ratio; and

(iii)  no assumed option may be “early exercised” (i.e., an assumed option may be exercised for shares of Acquirer Common Stock only to the extent the assumed option is vested at the time of exercise pursuant to the applicable vesting schedule).

(b)  It is the intent of the parties that to the extent permitted by Applicable Laws, all assumed New Company Options that prior to the Effective Time were treated as incentive stock options under the Code shall from and after the Effective Time continue to be treated as incentive stock options under the Code.  Promptly after the Closing Date, Acquirer shall issue to each Continuing Employee who immediately prior to the Effective Time was a holder of an outstanding New Company Option a document evidencing the foregoing assumption of such option by Acquirer.

(c)  The Company shall use its commercially reasonable efforts to ensure that, except for the New Company Options held by Continuing Employees and to be assumed by Acquirer at the Effective Time pursuant to this Section 5.17, there shall be no outstanding securities, Company Options, Company Warrants, commitments or agreements of the Company immediately prior to the Effective Time that purport to obligate the Company to issue any shares of Company Capital Stock, Company Options or Company Warrants under any circumstances.

5.18  Public Disclosure.  The Company shall not, and the Company shall cause each Subsidiary and each Company Representative not to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated hereby or use Acquirer’s name or refer to Acquirer directly or indirectly in connection with Acquirer’s relationship with the Company in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of Acquirer, unless required by law (in which event a satisfactory opinion of counsel to that effect shall be first delivered to Acquirer prior to any such disclosure) and except as reasonably necessary for the Company to obtain the consents and approvals of Company Shareholders and other third parties contemplated by this Agreement.  Notwithstanding anything herein or in the Non-Disclosure Agreement, Acquirer may issue such press releases or make such other public statements regarding this Agreement or the transactions contemplated hereby as Acquirer may, in its reasonable discretion, determine.

5.19  Form S-8.  Acquirer will use commercially reasonable efforts to cause the Acquirer Common Stock issuable upon exercise of the assumed New Company Options for which a Form S-8 registration statement is available to be registered with the SEC on Form S-8 within 30 days after the Closing Date, and will exercise commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such assumed New Company Options remain outstanding and will reserve a sufficient number of shares of Acquirer Common Stock for issuance upon exercise thereof.  The Company and its counsel shall reasonably cooperate with and assist Acquirer in the preparation of such registration statement.  The Form S-8 registration statement shall not cover the shares of Acquirer Common Stock subject to any New Company Options assumed by Acquirer which are held by Persons who do not become employees of the Acquirer at the Effective Time or do not otherwise have a service relationship with the Acquirer at the Effective Time.

5.20  Indemnification of Officers and Directors.

(a)  For a period of 6 years from and after the Closing Date, Acquirer, and to the extent Surviving Corporation is still in existence, Surviving Corporation, agree to indemnify (including advancement of expenses) and hold harmless all past and present officers and directors of the Company to the same extent such persons are indemnified by the Company as of the Agreement Date pursuant to the Company’s Articles of Incorporation or Bylaws, indemnification agreements identified on the Company Disclosure Letter or under applicable Law for acts or omissions which occurred at or prior to the Effective Time.  Company may fund the purchase at Closing of (i) an extension to maintain Company’s and the individual directors’ and officers’ existing directors and officers insurance coverage for a period of 6 years from and after the Closing Date, and (ii) an extension to maintain Company’s and the individual directors’ and officers’ existing errors and omissions insurance coverage for a period of 6 years from and after the Closing Date. The Articles of Incorporation and Bylaws of the Surviving Corporation shall contain provisions with respect to indemnification and exculpation that are at least as favorable to the past and present officers and directors of the Company as those provisions contained in the Company’s Articles of Incorporation and Bylaws in effect on the date hereof, and such provisions shall not be amended, repealed or otherwise modified for a period of 6 years in any manner that would adversely affect the rights of the past and present officers and directors of the Company (unless such modification is required by applicable Law.  This indemnification shall not apply to any claim or action by any such officer or director brought against the Company or any of its predecessors, successors, assigns, officers, directors, shareholders, employees or agents in response to or in connection with any claim brought by a and Indemnified Person (as defined below) pursuant to Article 10 of this Agreement or any other agreement contemplated by this Agreement.

(b)  The provisions of this Section 5.20 are intended for the benefit of, and shall be enforceable by, all past and present officers and directors of the Company and his or her heirs and representatives.  The rights of all past and present officers and directors of the Company under this Section 5.20 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract, Applicable Law or otherwise.

5.21  Expenses.  Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including Transaction Expenses) shall be paid by the party incurring such expense.  Any unpaid Transaction Expenses of Company which are (i) reflected as a liability in the Net Working Capital Certificate and (ii) invoiced to Company at least two business days prior to the Closing Date (with a copy of such invoice(s) provided by Company to Acquirer at least two business days prior to the Closing Date), shall be paid by check or wire transfer by Acquirer to the third parties named on such invoice(s) on the Closing Date.

5.22  Pay-off Letters; Lien Releases.  Company shall have obtained executed pay-off and lien release letters (“Pay-off Letters”), in a form reasonably satisfactory to Acquirer, from Silicon Valley Bank (“SVB”) in connection that certain working capital line of credit extended to Company pursuant to that certain Loan and Security Agreement dated October 10, 2006 between SVB and Company (the “Loan Agreement”), which Pay-off Letters shall include: (i) a statement that upon the payment to SVB, in satisfaction of all of Company’s then outstanding indebtedness under the Loan Agreement, any security interests or other Encumbrances in the assets of Company held by SVB shall immediately be released; (ii) attached draft UCC-3 termination statements; and (iii) wiring or payment instructions.

5.23  Distribution of Employee Retention Bonus Program Amount. Subject to the Conditions of Entitlement to Payment (including execution of a release) contained in Section 2 of the Retention Agreement Plan and the withholding of the applicable Tax amount, Acquirer or the Surviving Corporation shall pay via payroll or by check, (A) in the case of non-Continuing Employees, within three business days following the Closing and (B) in the case of Continuing Employees, promptly after the sooner of (i) the expiration of 6 months following the Closing Date, (ii) a Continuing Employee’s termination without Cause (as defined in the Retention Agreement), and (iii) a Continuing Employee’s resignation for Good Reason (as defined in the Retention Agreement), each Employee (as defined in the Retention Agreement) a Transaction Bonus (as defined in the Retention Agreement) in the amount set forth on the Spreadsheet next to each Employee’s name, with the aggregate amount of all Transaction Bonuses not to exceed the Employee Retention Bonus Program Amount.

5.24  Distribution of Management Carve-Out Bonus Plan Amount.

(a)  Subject to the conditions for distribution set forth in the Management Carve-Out Bonus Plan and the withholding of each Plan Participant’s Pro Rata Share of the Management Carve-Out Bonus Plan and Transaction Success Bonuses Escrow Amount and the applicable Tax amount, Acquirer or the Surviving Corporation  shall pay via payroll or by check, (A) in the case of non-Continuing Employees, promptly following the Closing, and (B) in the case of Continuing Employees, promptly after the first to occur of (i) the date 6 months following the Closing Date, or (ii) the termination of Employee’s (as defined in the Management Carve-Out Bonus Plan) employment with Acquirer following the Closing as a result of either a termination without Cause (as defined in the Management Carve-Out Bonus Plan) by Acquirer or resignation by Employee for Good Reason (as defined in the Management Carve-Out Bonus Plan), each Employee its allocation of the Management Carve-Out Bonus Plan Amount in the amount set forth on the Spreadsheet next to each Employee’s name, with the aggregate amount of all such Employee allocations not to exceed the Management Carve-Out Bonus Plan Amount.

(b)  In the event that a Participant in the Management Carve-Out Bonus Plan who is a Continuing Employee is terminated for Cause (as defined in the Management Carve-Out Bonus Plan) or resigns without Good Reason (as defined in the Management Carve-Out Bonus Plan) prior to the 6-month anniversary of the Closing Date (each such employee, a “Terminating Employee”), such Terminating Employee’s respective allocation of the Management Carve-Out Bonus Plan Amount shall be forfeited and fully reallocated to other Participants in the in the Management Carve-Out Bonus Plan who are employees as of the date of such termination; provided, further, the Participant recipients of such reallocation, and the amounts provided to each such Participant recipient, shall be determined by a committee composed of the Chief Executive Officer of Acquirer, or their respective designee, and Evan Kaplan; provided, further, any amounts so reallocated shall remain subject to the terms and conditions of the Management Carve-Out Bonus Plan and this Agreement including the terms and conditions set forth herein regarding the Escrow Fund) as if such Participant recipient of the reallocation initially had such portion of the Management Carve-Out Bonus Plan Amount allocated to them as of the Closing.

5.25  Distribution of Transaction Success Bonuses Amount. Subject to the withholding of each Participant’s Pro Rata Share of the Management Carve-Out Bonus Plan and Transaction Success Bonuses Escrow Amount and the applicable Tax amount, promptly following the Closing, Acquirer or the Surviving Corporation shall pay via payroll or by check to each of Evan Kaplan, Chris Hopen, Stephen Smith and Lewis Carpenter their respective allocation of the Transaction Success Bonuses Amount, as set forth on the Spreadsheet.

5.26  Restated Articles. Prior to the Closing, Company shall file the Restated Articles (as defined below) with the Washington Secretary of State, which articles shall have been duly approved by the Company’s Board of Directors and the Company Shareholders.

5.27  Representative.  Prior to the Closing, the Representative shall have received copies of such personnel, financial and other documentation of the Company as such Representative may reasonably request in furtherance of his, her or its representation of the Company Shareholders.

5.28           Amendments to Employee Retention Bonus Program and Management Carve-Out Bonus Plan.  Prior to the Closing, the Company shall amend, as necessary, the Employee Retention Bonus Program and Management Carve-Out Bonus Plan to reflect the terms set forth in the Agreement applicable to such plans.

ARTICLE 6

CLOSING MATTERS

6.1  The Closing.  The closing of the Merger (the “Closing”) will take place at the offices of Fenwick & West LLP, Silicon Valley Center, 801 California Street, Mountain View, California, at a time and date to be specified by the parties, which will be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article 7 and Article 8 in accordance with this Agreement, or at such other location, time and date as the parties hereto agree in writing (the “Closing Date”).

6.2  Conversion of Shares and Exchange of Certificates.

(a)  At and after the Effective Time, each certificate representing outstanding shares of Series E Preferred Stock shall represent the right to receive an amount of cash as determined pursuant to Section 2.2(b), subject to the provisions of Section 2.2(e) (regarding withholding rights), Section 2.3 (regarding rights of holders of Dissenting Shares), and Section 2.4 (regarding the withholding of the Escrow Fund), for which such shares of Series E Preferred Stock have been or will be exchanged.  As soon as reasonably practicable after the execution of this Agreement by the Company (and prior to the Closing with respect to any new holders of Series E Preferred Stock between the Agreement Date and the Effective Time) the Company will cause to be mailed to each holder of record of a certificate or certificates representing outstanding shares of Series E Preferred Stock as of the record date established by the Company Board (and shall cause to be mailed to each holder of a certificate or certificates representing outstanding shares of Series E Preferred Stock that were issued between the Agreement Date and the Effective Time) (the “ShareCertificates”), (i) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Share Certificates will pass, only upon delivery of the Share Certificates to Computershare Shareholder Services, Inc. or such other agent or agents as may be appointed by Acquirer (the “Exchange Agent”), and will be in such form and have such other provisions as Acquirer may reasonably specify, including the appointment of the Representative and an agreement to applicable withholding amount) and (ii) instructions for use in effecting the surrender of the Share Certificates in exchange for cash.  Upon surrender of a Share Certificate for cancellation or upon delivery of an affidavit of lost certificate and an indemnity in form and substance satisfactory to Acquirer (the “Affidavit”) (together with any required Form W-9 or Form W-8BEN) to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, Acquirer (or the Exchange Agent on behalf of Acquirer) will deliver, following the Closing, to each tendering holder of a Share Certificate or an Affidavit, a check payable for the amount of cash to which such holder is entitled pursuant to Section 2.2(b), subject to the applicable provisions of Section 2.2(e) (regarding withholding rights), Section 2.3 (regarding rights of holders of Dissenting Shares) and Section 2.4 (regarding the withholding of the Escrow Fund).  On the Closing Date, Acquirer shall initiate a wire transfer to the Exchange Agent enabling the Exchange Agent to make the payments to the former Series E Holders upon tender of their Share Certificates and subject to the conditions set forth in this Section 6.2(a).

(b)  After the Effective Time, there will be no further registration of transfers of shares of Company Capital Stock on the stock transfer books of Company.

(c)  After the Effective Time, until Certificates are surrendered pursuant to Section 6.2(a), such Certificates will be deemed, for all purposes, to evidence only ownership of the right to receive the amount of cash for which the shares of Series E Preferred Stock are to be exchanged pursuant to this Agreement.

(d)  No interest shall accumulate on any cash payable in connection with the Merger (other than interest accrued on the Escrow Fund according to the Escrow Agreement).

(e)  Notwithstanding anything to the contrary in this Section 6.2, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f)  Any portion of funds held by the Exchange Agent that have not been delivered to any holders of Certificates pursuant to this Section 6.2 within six months after the Effective Time shall promptly be paid to Acquirer, and thereafter each holder of a Certificate who has not theretofore complied with the exchange procedures set forth in and contemplated by Section 6.2. shall look only to the Surviving Corporation or Acquirer (subject to abandoned property, escheat and similar laws) for its claim, only as a general unsecured creditor thereof, to the cash payable pursuant to Section 2.2(b), subject to Section 2.2(e) (regarding withholding rights), Section 2.3 (regarding rights of holders of Dissenting Shares), and Section 2.4 (regarding the withholding of the Escrow Fund).  Notwithstanding anything to the contrary contained herein, if any Certificate has not been surrendered immediately prior to such date on which the merger consideration contemplated by Section 2.2(b) in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any amounts payable in respect of such Certificate shall, to the extent permitted by applicable law, become the property of Acquirer, free and clear of all claims or interests of any Person previously entitled thereto.

6.3  Dissenting Shares.  Company will give Acquirer prompt notice (and in any case, within one business day) of any demand received by Company for appraisal of shares of Company Capital Stock, and Acquirer will have the right to control all negotiations and proceedings with respect to such demand.  Company agrees that, except with Acquirer’s prior written consent, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such demand for appraisal.  If any Company Shareholder fails to make an effective demand for payment or otherwise loses his status as a holder of Dissenting Shares, Acquirer will, as of the later of the Effective Time or ten business days from the occurrence of such event, deliver, upon surrender by such Company Shareholder of its Certificate(s), the cash payment, without interest thereon, to which such Company Shareholder would have been entitled under Section 2.2(b), subject to the provisions of Section 2.2(e) (regarding withholding rights), Section 2.3 (regarding rights of holders of Dissenting Shares) and Section 2.4 (regarding the withholding of the Escrow Fund).

6.4  Certain Taxes and Fees.  All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by the party responsible for such Taxes when due, and the appropriate party will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, the other parties hereto will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

ARTICLE 7

CONDITIONS TO OBLIGATIONS OF COMPANY

The obligations of Company hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Company, but only in a writing signed on behalf of Company by Company’s Chief Executive Officer or Chief Financial Officer):

7.1  Accuracy of Representations and Warranties.  The representations and warranties of Acquirer and Sub set forth in this Agreement (a) that are qualified by materiality will be true and correct and (b) that are not qualified by materiality will be true and correct in all material respects, in each case on and as of the Closing with the same force and effect as if they had been made on the Closing Date (except for any such representations and warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties that are qualified by materiality will be true and correct, and such representations and warranties that are not qualified by materiality will be true and correct in all material respects, on and as of such specified date or dates), and Company will have received a certificate dated as of the Closing Date to such effect executed on behalf of Acquirer and Sub by a duly authorized officer thereof.

7.2  Covenants.  Acquirer will have performed and complied in all material respects with all of its covenants and obligations contained in this Agreement on or before the Closing (to the extent that such covenants and obligations require performance by Acquirer on or before the Closing), and Company will have received a certificate dated as of the Closing Date to such effect executed on behalf of Acquirer by a duly authorized officer of Acquirer.

7.3  Compliance with Law; No Legal Restraints.  There will not be issued, enacted or adopted, or threatened in writing by any Governmental Authority, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action or proceeding, or any judgment or ruling by any Governmental Authority that prohibits or renders illegal or imposes limitations on the Merger or any other material transaction contemplated by this Agreement, any Acquirer Ancillary Agreement or any Sub Ancillary Agreement.

7.4  Government Consents.  There will have been obtained at or before the Closing Date such permits or authorizations, and there will have been taken such other actions, as may be required to consummate the Merger by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including satisfaction of all requirements under applicable federal and state securities laws.

7.5  No Litigation.  No litigation or proceeding will be pending or threatened that will have the probable effect of enjoining or preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement.

7.6  Escrow Agreement.  Company will have received an executed counterpart of an escrow agreement, in substantially the form attached hereto as Exhibit F (the “Escrow Agreement”), from each of Acquirer and the Escrow Agent.

ARTICLE 8

CONDITIONS TO OBLIGATIONS OF ACQUIRER AND SUB

The obligations of Acquirer and Sub hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Acquirer and Sub, but only in a writing signed on behalf of Acquirer and Sub by Acquirer’s Chief Executive Officer or General Counsel):

8.1  Accuracy of Representations and Warranties.  The representations and warranties of Company set forth in this Agreement (a) that are qualified by materiality or Material Adverse Effect will be true and correct and (b) that are not qualified by materiality or Material Adverse Effect will be true and correct in all material respects, in each case on and as of the Closing with the same force and effect as if they had been made on the Closing Date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties that are qualified by materiality or Material Adverse Effect will be true and correct, and such representations and warranties that are not qualified by materiality or Material Adverse Effect will be true and correct in all material respects, on and as of such specified date or dates), and Acquirer will have received a certificate dated as of the Closing Date to such effect executed on behalf of Company by the Secretary of Company.

8.2  Covenants.  Company will have performed and complied in all material respects with all of its covenants and obligations contained in this Agreement on or before the Closing (to the extent that such covenants and obligations require performance by Company on or before the Closing), and Acquirer will have received a certificate dated as of the Closing Date to such effect executed on behalf of Company by the Secretary of Company.

8.3  Absence of Material Adverse Change.  There shall not have occurred a Material Adverse Effect with respect to the Company since the Agreement Date.

8.4  Compliance with Law; No Legal Restraints.  There will not be issued, enacted or adopted, or threatened in writing by any Governmental Authority, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action or proceeding, or any judgment or ruling by any Governmental Authority that prohibits or renders illegal or imposes limitations on:  (a) the Merger or any other material transaction contemplated by this Agreement or any Company Ancillary Agreement; or (b) Acquirer’s right (or the right of any Subsidiary of Acquirer) to own, retain, use or operate any of its products, assets or properties (including products, assets or properties of Company) on or after the Effective Time or seeking a disposition or divestiture of any such products, assets or properties or any other Antitrust Restraint.

8.5  Government Consents.  There will have been obtained at or before the Closing Date such permits or authorizations, and there will have been taken such other actions, as may be required to consummate the Merger by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including satisfaction of all requirements under applicable federal and state securities laws.

8.6  No Litigation.  No litigation or proceeding will be pending or threatened that will have the probable effect of enjoining or preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement.  No litigation or proceeding will be pending or threatened that could reasonably be expected to have a Material Adverse Effect on Company or Acquirer.

8.7  Escrow Agreement.  Acquirer will have received an executed counterpart of the Escrow Agreement from each of the Representative (as defined in Section 10.4) and the Escrow Agent.

8.8  Documents.  Acquirer will have received all written consents, assignments, waivers, authorizations or other certificates, and will have provided all notices, in each case that are set forth on Schedule 8.8 attached hereto.

8.9  FIRPTA Documentation.  Acquirer will have received from Company FIRPTA documentation, including (A) a notice to the Internal Revenue Service, in accordance with the requirements of Section 1.897-2(h)(2) of the Regulations, in substantially the form attached hereto as Exhibit G-1, dated as of the Closing Date and executed by Company, together with written authorization for Acquirer to deliver such notice form to the Internal Revenue Service on behalf of Company after the Closing, and (B) a FIRPTA Notification Letter, in substantially the form attached hereto as Exhibit G-2, dated as of the Closing Date and executed by Company.

8.10  Opinion of Company’s Counsel.  Acquirer will have received from Kirkpatrick & Lockhart Preston Gates Ellis LLP, counsel to Company, an opinion in substantially the form attached hereto as Exhibit H.

8.11  Secretary’s Certificate.  Company shall have delivered to Acquirer a certificate, dated as of the Closing Date and executed on behalf of Company by the Secretary of Company, certifying and attaching copies of (i) resolutions adopted by Company’s Board of Directors and the Company Shareholders, in each case authorizing the transactions contemplated hereby and (ii) unless requested otherwise by Acquirer in writing no less than five business days prior to the Closing Date, resolutions adopted by Company’s Board of Directors authorizing the termination of each or all of the Employee Plans that are “employee benefit plans” within the meaning of ERISA, including the Company 401(k) Plans, if applicable.

8.12  Net Working Capital Certificates and Spreadsheet.  Acquirer will have received the final Net Working Capital Certificate and the final Spreadsheet; provided, however, that such receipt shall not be deemed to be an agreement by Acquirer that the amounts set forth in any such document is accurate and shall not diminish Acquirer’s remedies hereunder if any of the foregoing documents is not accurate.

8.13  Section 280G Approval.  To the extent Company has been able to obtain applicable Parachute Payment Waivers as contemplated by Section 5.14, any Contracts that may result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 280G of the Code, will have been submitted for a vote by such number of Company Shareholders as is required by the terms of Section 280G of the Code in order for such payments and benefits not to be deemed parachute payments under Section 280G of the Code, with such approval to be obtained, if at all, in a manner that satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the regulations thereunder, including Q-7 of Section 1.280G-1 of such regulations, and, in the absence of such shareholder approval and pursuant to the Parachute Payment Waivers, none of those payments or benefits will be paid or provided that they exceed 2.99 times a disqualified individual’s base amount (as such terms are defined in Section 280G of the Code and the Regulations thereunder).

8.14  Employment Matters.  The Key Employee Documents will continue to be in full force and effect, and no action will have been taken by any Key Employee to rescind any such Key Employee Document.  No fewer than 70% of the 100 employees to be set forth on Schedule 8.14 (which Schedule 8.14 shall be delivered to the Company by Acquirer within fifteen days of the Agreement Date) who are offered employment with Acquirer or its Subsidiaries (including the Company) with base salaries no less than the base salaries received by such employees with the Company as of the Agreement Date, shall have remained continuously employed with the Company from the Agreement Date through the Closing, shall have signed each of the Offeree Documents and no action shall have been taken by any such individual to rescind any such documents.  The employment of each of the Designated Employees and each other employee who has declined Acquirer’s offer of continued employment shall have been terminated effective no later than immediately prior to the Closing.

8.15  Proprietary Information and Inventions Assignment Agreements.  Acquirer shall have received evidence satisfactory to Acquirer that all of the Company’s current employees and contractors shall have entered into a proprietary information and inventions assignment agreement with the Company in a form satisfactory to Acquirer.

8.16  Amendment to Company Amended and Restated Articles of Incorporation.  Company shall have amended the Company Amended and Restated Articles of Incorporation, with such amendment in the form attached hereto as Exhibit I (the “Restated Articles”) and the Restated Articles shall have been duly approved by Company by all necessary corporate action of the Company’s Board of Directors and Company Shareholders, and shall have been duly filed with and accepted by the Secretary of State of the State of Washington.

8.17  No Outstanding Securities.  Company shall have provided Acquirer with complete and correct copies of all executed stock option grants and agreements relating to New Company Options and other than New Company Options issued and outstanding as of immediately prior to the Effective Time which are being assumed by Acquirer at the Effective Time pursuant to Section 5.17, there shall be no outstanding securities, warrants, options, commitments or agreements of the Company immediately prior to the Effective Time that purport to obligate the Company to issue shares of Company Capital Stock or any other securities under any circumstances.

8.18  Docket Report.  Company shall have provided a complete and accurate docket report for all patents and/or applications held, owned, or otherwise controlled by Company to Acquirer’s patent counsel (the “Docket Report”).  The Docket Report shall identify each asset by Company’s docket number as well as U.S. Patent Office application number and further identify any and all known deadlines coming due within ninety days after the Effective Time.

ARTICLE 9

TERMINATION OF AGREEMENT

9.1  Termination.  This Agreement may be terminated at any time before the Closing, whether before or after approval of the Merger by the Company Shareholders:

(a)  by the mutual written consent of Acquirer and Company;

(b)  by either Acquirer or Company, if all conditions to such party’s obligations to consummate the transactions contemplated by this Agreement have not been satisfied or waived, and the Closing has not occurred, on or before the Termination Date; provided, however, that the right to terminate this Agreement under this Section 9.1(b) will not be available to any party whose failure to fulfill any of its obligations hereunder will have been a principal cause of, or will have resulted in, the failure of the Closing to occur on or before such date;

(c)  by Company, if there has been a breach by Acquirer of any representation, warranty, covenant or agreement contained herein on the part of Acquirer, or if any representation or warranty of Acquirer will have become untrue, in either case that causes any of the conditions set forth in Section 7.1 and Section 7.2 to not be satisfied and that Acquirer fails to cure within a reasonable time, not to exceed ten days, after written notice thereof has been given to Acquirer by Company (except that no cure period will be provided for a breach by Acquirer that by its nature cannot be cured);

(d)  by Acquirer, if (i) there has been a breach by Company of any representation, warranty, covenant or agreement contained herein on the part of Company, or if any representation or warranty of Company will have become untrue, in either case that causes any of the conditions set forth in Section 8.1 and Section 8.2 to not be satisfied and that Company fails to cure within a reasonable time, not to exceed ten days, after written notice thereof has been given to Company by Acquirer (except that no cure period will be provided for a breach by Company that by its nature cannot be cured), or (ii) if there has been a Material Adverse Change in Company;

(e)  by either Company or Acquirer, if a permanent injunction or other order by any federal or state court that would make illegal or otherwise restrain or prohibit the consummation of the Merger will have been issued and will have become final and nonappealable.

9.2  Effect of Termination.  If this Agreement is terminated as provided in Section 9.1, this Agreement will be of no further force or effect; provided, however, that (a) this Section 9.2, Article 11 and the Non-Disclosure Agreement (as defined in Section 11.12) will survive the termination of this Agreement and will remain in full force and effect and (b) the termination of this Agreement will not relieve any party from any Liability for any breach of this Agreement.

ARTICLE 10

SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES

10.1  Survival of Representations.  All representations and warranties of Company contained in this Agreement, as qualified by the Company Disclosure Letter, and certificates delivered pursuant to this Agreement will survive, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the earlier of (the applicable expiration date of such applicable representation or warranty, the “Release Date”) (a) the termination of this Agreement in accordance with its terms and (b) the 18-month anniversary of the Effective Time; provided, however, that any Indemnified Person will be able to seek recovery for Damages for statutory fraud until the expiration of the applicable statute of limitations.  All representations and warranties of Acquirer and Sub contained in this Agreement and the other agreements, certificates and documents contemplated by this Agreement will remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the earlier of (a) the termination of this Agreement in accordance with its terms and (b) the Effective Time.  All covenants of the parties will survive according to their respective terms.

10.2  Agreement to Indemnify.

(a)  Subject to the limitations of this Article 10, Acquirer, the Surviving Corporation and their respective directors, officers, agents, representatives, Company Securityholders and employees, and each Person, if any, who controls or may control Acquirer or the Surviving Corporation within the meaning of the Securities Act or the Exchange Act (each, an “Indemnified Person” and, collectively, the “Indemnified Persons”), shall be entitled to indemnification out of the Escrow Fund from and against any and all claims, demands, suits, actions, causes of actions, losses, costs, damages, Liabilities and expenses, including reasonable attorneys’ fees, other professionals’ and experts’ reasonable fees, and court or arbitration costs (collectively, “Damages”), directly or indirectly arising out of, resulting from or in connection with:  (i) any inaccuracy, misrepresentation or default in, or breach of, any of the representations or warranties given or made by Company in this Agreement, the Company Disclosure Letter or any agreement, certificate or document delivered by or on behalf of Company or an officer of Company pursuant hereto (other than the Net Working Capital Certificate); (ii) any inaccuracy in the Net Working Capital Certificate or the Spreadsheet; (iii) any default in, or breach of, any of the covenants made by Company in this Agreement or any agreement, certificate or document delivered by or on behalf of Company or an officer of Company pursuant hereto; and (iv) any claims made with respect to Dissenting Shares or any payments paid with respect to Dissenting Shares pursuant to Section 6.3 to the extent that such payments, in the aggregate, exceed the value of all cash otherwise issuable pursuant to Section 2.2(b) upon conversion of such Dissenting Shares.  In determining the amount of any Damages in respect of any inaccuracy, misrepresentation or default in, or breach of, any representation, warranty or covenant, any materiality standard or qualification contained in such representation or warranty shall be disregarded.

(b)  The Escrow Fund shall be available under the terms hereof and as set forth in the Escrow Agreement, to indemnify the Indemnified Persons from and against any and all Damages directly or indirectly incurred, paid or accrued in connection with, resulting from or arising out of any failure of such Series E Holder to have good and valid title to the shares of Series E Preferred Stock as set forth in the Spreadsheet.

10.3  Limitations.

(a)  Basket.  In seeking indemnification for Damages under clause (i) of Section 10.2, the Indemnified Persons will make no claim for Damages unless and until such Damages aggregate at least $100,000 (the “Basket”), in which event such Indemnified Persons may make claims for all Damages (including the first $100,000 thereof).  Notwithstanding anything contained herein to the contrary, the Basket will not apply to any claim by any Indemnified Person for indemnification for (i) fraud, willful breach or intentional misrepresentation or (ii) any failure of any Series E Holder to have good and valid title to the shares of Series E Preferred Stock held by such Series E Holder as set forth in the Spreadsheet.

(b)  Limitation on Liability.  If the Merger is consummated, recovery from the Escrow Fund shall constitute the sole and exclusive security and remedy of Acquirer and the other Indemnified Persons for claims pursuant to Section 10.2 for Damages or otherwise under or in connection with this Merger or this Agreement.

(c)  Time Limit for Claims.  No Claim may be asserted or brought by an Indemnified Person after the Release Date; provided, however, that any Claim asserted by an Indemnified Person prior to the Release Date may thereafter be prosecuted as provided in this Article 10 and recovery on such Claim may be had by the Indemnified Person as provided herein.

10.4  Appointment of Representative.  At the Closing, Stephen Smith shall be appointed as the representative of the Series E Holders and Plan Participants and as the attorney-in-fact and agent for and on behalf of each Series E Holder and Plan Participant (the “Representative”) with respect to claims for indemnification pursuant to this Article 10 and the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by the Representative pursuant to this Agreement, including the exercise of the power to:  (a) authorize the release or delivery to Acquirer of the cash in the Escrow Fund in satisfaction of indemnification claims of any Indemnified Person pursuant to this Article 10; (b) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, any claim for indemnification pursuant to this Article 10; (c) resolve, settle or compromise any claim for indemnification made pursuant to this Article 10; and (d) take all actions necessary in the judgment of the Representative for the accomplishment of the foregoing.  The Representative will have authority and power to act on behalf of each Series E Holder and Plan Participant with respect to the disposition, settlement or other handling of all claims for indemnification pursuant to this Article 10 and all rights or obligations arising under this Article 10.  The Series E Holders and Plan Participants will be bound by all actions taken and documents executed by the Representative in connection with this Article 10, and the Indemnified Persons will be entitled to rely on any action or decision of the Representative.  In performing the functions specified in this Agreement, the Representative will not be liable to any Series E Holder or Plan Participant in the absence of gross negligence or willful misconduct on the part of the Representative.  Any out-of-pocket costs and expenses reasonably incurred by the Representative in connection with actions taken by the Representative pursuant to the terms of this Article 10 (including the hiring of counsel and the incurring of legal fees and costs) will be paid directly by the Series E Holders and the Plan Participants to the Representative on a pro rata basis based on such Series E Holder’s and Plan Participants Pro Rata Share of the Defense Amount, and no such amounts will be paid from the Escrow Fund.

10.5  Notice of Claim.  As used herein, “Claim” means a claim for indemnification of any Indemnified Person for Damages pursuant to this Article 10.  Acquirer will give a written notice of a Claim executed by an officer of Acquirer (a “Notice of Claim”), whether for its own Damages or for Damages incurred by any other Indemnified Person.  Acquirer will deliver a Notice of Claim based on, arising from, relating to or caused by:

(a)  any item specified in Section 10.2; or

(b)  the assertion, whether oral or in writing, against any Indemnified Person of a claim, demand, suit, action, cause of action, dispute, arbitration, investigation, inquiry or proceeding brought by a third party against such Indemnified Person (in each such case, a “Third-Party Claim”) that is based on, arises out of, relates to or is caused by any item specified in Section 10.2.

No delay on the part of Acquirer in giving the Representative a Notice of Claim will relieve any Person from any of its obligations pursuant to this Article 10 unless (and then only to the extent that) such Person is materially prejudiced thereby.

10.6  Defense of Third-Party Claims.

(a)  Acquirer will defend any Third-Party Claim, and the costs and expenses incurred by Acquirer in connection with such defense (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) will be included in the Damages for which Acquirer may seek indemnification pursuant to a Claim made by any Indemnified Person hereunder.  Notwithstanding the foregoing, (i) the Representative may participate in any proceeding with counsel of its choice and at its expense, pursuant to the terms of this Agreement and the Escrow Agreement and (ii) if Acquirer fails to defend against, negotiate, settle or otherwise deal with such Third Party Claim as provided in this Section 10.6(a), then the Indemnifying Party shall have the right to defend against, negotiate, settle or otherwise deal with the Third Party Claim in good faith and otherwise in such manner as the Representative deems appropriate.

(b)  The Representative will have the right to receive copies of all pleadings, notices and communications with respect to any Third-Party Claim to the extent that receipt of such documents by the Representative does not affect any privilege relating to the Indemnified Person and may participate at its own expense in settlement negotiations with respect to such Third-Party Claim.  No Indemnified Person will enter into any settlement of a Third-Party Claim without the Representative’s prior written consent (which consent will not be unreasonably withheld or delayed); provided, however, that if (and only if) the Representative has consented in writing to any such settlement, then the Representative will be deemed to have accepted the related Claim by any Indemnified Person for indemnification pursuant to Section 10.2 for the amount of such settlement.  If the Representative has not consented in writing to any such settlement, then the Representative shall not be precluded from disputing the amount of any Claim of an Indemnified Party resulting from a Third Party Claim.

10.7  Contents of Notice of Claim.  Each Notice of Claim by Acquirer given pursuant to Section 10.5 will contain the following:

(a)  a statement that the Indemnified Person has incurred, paid or accrued (in accordance with GAAP) or, in good faith, believes it will have to incur, pay or accrue (in accordance with GAAP) Damages in an aggregate stated amount directly or indirectly arising out of, resulting from or in connection with such Claim (which amount may be the amount of damages claimed by a third party in a Third-Party Claim); and

(b)  a brief description of the facts, circumstances or events giving rise to the alleged Damages, including copies of any formal demand or complaint and a good faith estimate of the amount of Damages.

10.8  Resolution of Notice of Claim.  Each Notice of Claim delivered by Acquirer will be resolved as follows:

(a)  Uncontested Claims.  If, within 20 calendar days after a Notice of Claim is received by the Representative, the Representative does not contest such Notice of Claim in writing to the Escrow Agent and Acquirer as provided in Section 10.8(b), then (i) the Representative will be conclusively deemed to have consented, on behalf of all Series E Holders and all Plan Participants, to the recovery by the Indemnified Person of the full amount of the Damages specified in the Notice of Claim, including the forfeiture of cash in the Escrow Fund and, without further notice, to have stipulated to the entry of a final judgment for damages against the Escrow Fund for such amount in any court having jurisdiction over the matter where venue is proper and (ii) the Escrow Agent will distribute to Acquirer an amount of cash equivalent to the amount of such Damages.

(b)  Contested Claims.  If the Representative gives the Escrow Agent and Acquirer written notice contesting all or any portion of a Notice of Claim (a “Contested Claim”) within the 20-day period specified in Section 10.8(a), then such Contested Claim will be resolved by either (i) a written settlement agreement executed by Acquirer and the Representative or (ii) in the absence of such a written settlement agreement, a final judgment by a court of competent jurisdiction.

10.9  Release of Remaining Cash in Escrow Fund.

(a)  Within 10 business days following the 18-month anniversary of the Closing Date, the Escrow Agent will deliver to the Series E Holders and the Plan Participants the portion of the Escrow Fund in excess of the amount of the cash that is necessary to satisfy all unsatisfied or disputed Claims specified in any Notice of Claim delivered to the Representative before the 18-month anniversary of the Closing Date.

(b)  If any Claims are pending but not resolved on the 18-month anniversary of the Closing Date, then the Escrow Agent will retain possession and custody of the amount of cash in the Escrow Fund that equals the total maximum amount of Damages then being claimed by the Indemnified Persons in all such pending Claims, and, as soon as all such Claims have been resolved, the Escrow Agent will deliver to the Series E Holders and Plan Participants any remaining portion of the cash in the Escrow Fund not required to satisfy such Claims.

ARTICLE 11

GENERAL PROVISIONS

11.1  Governing Law; Submission to Jurisdiction.  The internal laws of the State of Washington, irrespective of its choice of law principles, will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.  Each of the parties hereto (a) submits to the exclusive jurisdiction of the courts of the State of Washington and the Federal Courts of the United States of America within King County in the State of Washington, the place where this Agreement was entered and is to be performed, in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.  Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for giving of notices in Section 11.8.  Nothing in this Section 11.1, however, will affect the right of any party to serve legal process in any other manner permitted by law.

11.2  Assignment; Binding Upon Successors and Assigns.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void, except that Acquirer may assign this Agreement to any direct or indirect wholly owned subsidiary of Acquirer without the prior consent of the Company; provided, however, that Acquirer shall remain liable for all of its obligations under this Agreement.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

11.3  Severability.  If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid, illegal or unenforceable, then the remainder of this Agreement and the application thereof will nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any party hereto.  Upon such determination that any provision is invalid, illegal or unenforceable, the parties agree to replace such provision with a valid, legal and enforceable provision that will achieve, to the maximum extent legally permissible, the economic, business and other purposes of such provision.

11.4  Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument.  This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all parties reflected herein as signatories and have been delivered by each party to this Agreement to each other party to this Agreement.

11.5  Other Remedies.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred by this Agreement or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other.  Notwithstanding the foregoing, any termination of this Agreement prior to the Closing pursuant to Article 9 will be governed by the terms of Article 9.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction.

11.6  Amendment and Waivers.  This Agreement may not be amended or modified except by a written instrument signed by Acquirer, Sub and Company.  This Agreement may be amended by the parties hereto as provided in this Section 11.6 at any time before or after approval of this Agreement by the Company Shareholders; provided, however, that, after such approval, no amendment will be made that by Applicable Laws requires the further approval of the Company Shareholders without obtaining such further approval.  At any time prior to the Effective Time, each of Company and Acquirer, by action taken by its Board of Directors, may, to the extent legally allowed:  (a) extend the time for the performance of any of the obligations or other acts of the other contained herein or in any agreement, certificate or document delivered pursuant hereto; (b) waive any inaccuracies in the representations and warranties made to it contained herein or in any agreement, certificate or document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for its benefit contained herein or in any agreement, certificate or document delivered pursuant hereto.  No such extension or waiver will be effective unless signed in writing by the party against whom such extension or waiver is asserted.  The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other breach or default or any succeeding breach or default.  The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

11.7  Attorneys’ Fees.  Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including costs, expenses and fees on any appeal).  The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

11.8  Notices.  All notices and other communications required or permitted under this Agreement will be in writing and will be either hand delivered in person, sent by facsimile, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express courier service.  Such notices and other communications will be effective upon receipt if hand delivered or sent by facsimile, five days after mailing if sent by mail, and one day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 11.8:

(a)  If to Acquirer or Sub:

SonicWALL, Inc.
1143 Borregas Avenue
Sunnyvale, CA 94089
Attention:  General Counsel
Phone:  (408) 745-9600
Fax: (408) 745-9300

with a copy (which shall not constitute notice) to:

Fenwick & West LLP
Silicon Valley Center
801 California Street
Mountain View, CA 94041
Attention:  Richard L. Dickson and Kris S. Withrow
Phone:  (650) 335-8500
Fax:  (650) 938-5200

(b)  If to Company:

Aventail Corporation
2101 Fourth Avenue
Suite 400
Seattle, WA 98121
Attention: Chief Financial Officer
Phone:  (206) 215-1111
Fax: (206) 215-1120

with a copy (which shall not constitute notice) to:

Kirkpatrick & Lockhart Preston Gates Ellis LLP
925 Fourth Avenue,
Suite 2900
Seattle, WA, 98104-1158
Attention: G. Scott Greenburg
Phone:  (206) 370-6797
Fax:  (206) 370-6075

(c)  If to the Representative:

Stephen Smith
c/o Kirkpatrick & Lockhart Preston Gates Ellis LLP
925 Fourth Avenue,
Suite 2900
Seattle, WA, 98104-1158
Attention: G. Scott Greenburg
Phone:  (206) 370-6797
Fax:  (206) 370-6075

11.9  Interpretation; Rules of Construction.  When a reference is made in this Agreement to Exhibits, Sections or Articles, such reference will be to an Exhibit, a Section or an Article, respectively, to this Agreement unless otherwise indicated.  The words “include,” “includes” and “including” when used herein will be deemed in each case to be followed by the words “without limitation.”  The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.  When reference is made herein to “the business of” an entity, such reference will be deemed to include the business of all Subsidiaries of such entity.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and the other agreements, certificates and documents contemplated by this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement, certificate or document will be construed against the party drafting such agreement, certificate or document.  Each reference herein to a law, statute, regulation, document or Contract will be deemed in each case to include all amendments thereto.

11.10  No Joint Venture.  Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto.  Except as otherwise specified herein:  (a) no party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party; (b) no party will have the power to control the activities and operations of any other and their status is, and at all times will continue to be, that of independent contractors with respect to each other; (c) no party will have any power or authority to bind or commit any other party; and (d) no party will hold itself out as having any authority or relationship in contravention of this Section 11.10.

11.11  Absence of Third-Party Beneficiary Rights.  No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any client, customer, Affiliate, shareholder, partner or employee of any party hereto or any other Person, unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions hereof will be personal solely between the parties to this Agreement; provided, however, that Article 10 and Section 5.20 are intended to benefit the Representative and the Indemnified Persons.

11.12  Confidentiality.  Company and Acquirer each confirm that they have entered into the Non-Disclosure Agreement dated August 16, 2006 (the “Non-Disclosure Agreement”) and that they are each bound by, and will abide by, the provisions of the Non-Disclosure Agreement.  If this Agreement is terminated, the Non-Disclosure Agreement will remain in full force and effect, and all copies of documents containing confidential information of a disclosing party will be returned by the receiving party to the disclosing party or be destroyed, as provided in the Non-Disclosure Agreement.

11.13  Entire Agreement.  This Agreement, including the Exhibits and Schedules hereto, the Company Ancillary Agreements, the Acquirer Ancillary Agreements, the Sub Ancillary Agreements and the Non-Disclosure Agreement constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, oral or written, between the parties.

11.14  Waiver of Jury Trial.  EACH OF ACQUIRER, COMPANY, SUB AND THE REPRESENTATIVE HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ACQUIRER, COMPANY, SUB OR THE REPRESENTATIVE IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SonicWALL, Inc.

By:       /s/ Matthew Medeiros
Name:  Matthew Medeiros
Title:    President & Chief Executive Officer

Avalon Acquisition Corp.

By:       /s/ Robert D. Selvi
Name:  Robert D. Selvi
Title:    President

Aventail Corporation

By:       /s/ Evan Kaplan
Name:  Evan Kaplan
Title:    President & Chief Executive Officer

AMENDMENT NO. 1 TO THE
AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER (this “Amendment”) is entered into effective as of July 5, 2007 (the “Effective Date”), by and among SonicWALL, Inc., a California corporation (“Acquirer”), Avalon Acquisition Corp., a Washington corporation and a wholly owned subsidiary of Acquirer and Aventail Corporation, a Washington corporation (“Company”).  Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

A.           Acquirer, Sub and Company have entered into an Agreement and Plan of Merger dated June 12, 2007 (the “Merger Agreement”) pursuant to which the parties thereto will consummate the transactions contemplated therein, including the merger of Sub with and into Company (the “Merger”), subject to the terms and conditions set forth therein and in accordance with the applicable provisions of the laws of the State of Washington.

B.           Pursuant to Section 11.6 of the Merger Agreement, the parties hereto desire to amend certain provisions of the Merger Agreement as set forth below effective as of the Effective Date.

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.           The definition of Net Working Capital, as set forth in Section 1.1 of the Merger Agreement, is amended and restated as follows:

“Net Working Capital” means (i) Company’s consolidated total current assets (as defined by and determined in accordance with GAAP) as of June 30, 2007 less (ii) Company’s consolidated total current liabilities (as defined by and determined in accordance with GAAP) as of June 30, 2007, or as of another date or time period to the extent explicitly set forth herein in this definition, provided, however, that 75% of the first $800,000 of Pre-Closing Severance Obligations, and 100% of amounts above $800,000 of Pre-Closing Severance Obligations, shall not be included in determining current liabilities.  By way of clarification, it is the intent of the parties that 25% of the Pre-Closing Severance Obligations up to a maximum of $200,000 shall be included in the calculation of Net Working Capital whenever incurred, even if not June 30, 2007 and that the Acquirer is assuming all other Pre-Closing Severance Obligations.  For purposes of calculating Net Working Capital, the Company’s consolidated total current liabilities shall include (i) all indebtedness of the Company for money borrowed as of June 30, 2007, whether or not such indebtedness would be treated as a current liability under GAAP and shall with respect to SVB, include any termination fees in connection with payment of the loan in full , (ii) all Transaction Expenses as of or following the Closing and (a) paid by Acquirer at Closing pursuant to Section 5.21 or (b) by the Company or Acquirer following the Closing, and (iii) any employer Tax obligations in connection with the payment of the Transaction Success Bonuses, whenever incurred, even if not June 30, 2007 (excluding amounts placed in escrow) and with respect to payments to non-Continuing Employees pursuant to the Employee Retention Bonus Program, whenever incurred, even if not June 30, 2007, and the Management Carve-Out Bonus Plan, whenever incurred, even if not June 30, 2007  (excluding amounts placed in escrow), and shall exclude (i) deferred revenue and (ii) all amounts contemplated to be paid to Company employees and plan participants pursuant to the terms and conditions of the Management Carve-Out Bonus Plan, the Employee Retention Bonus Program and the Transaction Success Bonuses.

2.     Section 5.21 of the Merger Agreement is hereby amended and restated as follows:

Expenses.  Any unpaid Transaction Expenses of Company which are (i) reflected as a liability in the Net Working Capital Certificate and (ii) invoiced to Company at least two business days prior to the Closing Date (with a copy of such invoice(s) provided by Company to Acquirer at least two business days prior to the Closing Date), shall be paid by check or wire transfer by Acquirer to the third parties named on such invoice(s) on the Closing Date.

3.           General.

(a)           Except as specifically modified hereby, all terms and conditions of the Merger Agreement shall remain in full force and effect, unmodified in any way.  This Amendment shall be deemed to form an integral part of the Merger Agreement.  In the event of any inconsistency or conflict between the provisions of the Merger Agreement and this Amendment, the provisions of this Amendment will prevail and govern.  All references to the “Agreement” in the Merger Agreement shall hereinafter refer to the Merger Agreement as amended by this Amendment.

(b)           This Amendment shall be governed by and construed in accordance with the laws of the State of Washington without reference to such state’s principles of conflicts of law.

(c)           This Amendment may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to the Merger Agreement as of the date first above written.

SonicWALL, Inc.

By:       /s/ Frederick M. Gonzalez
Name:  Frederick M. Gonzalez
Title:    Vice President, General Counsel & Corporate Secretary

Avalon Acquisition Corp.

By:       /s/ Robert D. Selvi
Name:  Robert D. Selvi
Title:    President

Aventail Corporation

By:       /s/ Evan Kaplan
Name:  Evan Kaplan
Title:    President & Chief Executive Officer